   As filed with the Securities and Exchange Commission on April 18, 2000
                                                       Registration No.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                               NetFlix.com, Inc.
            (Exact name of registrant as specified in its charter)

             Delaware                             7379                            77-0467272
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)       Classification Code Number)          Identification Number)

                                ---------------
                       750 University Avenue, Suite 100
                              Los Gatos, CA 95032
                                (408) 399-3700

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                            W. Barry McCarthy, Jr.
                            Chief Financial Officer
                       750 University Avenue, Suite 100
                              Los Gatos, CA 95032
                                (408) 399-3700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                  Copies to:

              Larry W. Sonsini, Esq.                             Peter Lillevand, Esq.
             Robert D. Sanchez, Esq.                             Scott D. Elliott, Esq.
              Peter H. Bergman, Esq.                             Cynthia L. Mire, Esq.
           Bradley L. Finkelstein, Esq.                           Anne H. Nguyen, Esq.
         Wilson Sonsini Goodrich & Rosati                  Orrick, Herrington & Sutcliffe LLP
             Professional Corporation                              400 Sansome Street
                650 Page Mill Road                              San Francisco, CA 94111
           Palo Alto, California 94304                               (415) 392-1122
                  (650) 493-9300

                                ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                ---------------
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
                                                Proposed Maximum
          Title of Each Class of                   Aggregate                Amount of
        Securities to be Registered             Offering Price(1)        Registration Fee
-----------------------------------------------------------------------------------------
Common Stock, $0.001 par value............        $86,250,000                $22,770
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall hereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. These + +securities may not be sold until the registration statement filed with the +
+Securities and Exchange Commission becomes effective. This preliminary        +
+prospectus is not an offer to sell these securities nor does it seek offers + +to buy these securities in any jurisdiction where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

Subject to Completion, Dated April 18, 2000.

 [NETFLIX LOGO]

--------------------------------------------------------------------------------

    Shares

 Common Stock
--------------------------------------------------------------------------------

 This is the initial public offering of NetFlix.com, Inc. and we are offering shares of our common stock. We anticipate that the initial public
 offering price will be between $      and $      per share. We are applying
 for listing on the Nasdaq National Market under the symbol "NFLX."

 Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               Price  Underwriting
               to     Discounts and Proceeds to
               Public Commissions   NetFlix.com
    Per Share  $      $             $
    Total      $      $             $

 We have granted the underwriters the right to purchase up to       additional
 shares to cover over-allotments.

 Deutsche Banc Alex. Brown

                                    SG Cowen

                                                     U.S. Bancorp Piper Jaffray
 The date of this prospectus is          , 2000.

                              [INSIDE FRONT COVER]

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in the offering. You should read the entire prospectus carefully.

                               NetFlix.com, Inc.

   We have created an authoritative online source for movie recommendations and selection based on personal preferences. We collect preference data from our users through our Personal Movie Finder service to provide personalized movie recommendations. Since February 2000, our Personal Movie Finder service has collected over 8.9 million ratings from over 132,000 individual users. At our Web site, www.netflix.com, users can rent DVDs through our Unlimited Rental subscription service, purchase DVDs through our e-commerce referral program and choose theater locations and showtimes. We operate one of the stickiest sites on the Internet. According to Media Metrix, during February 2000 visitors to our Web site spent an average of 40 minutes on our Web site and viewed an average of 46 pages in a month.

   The primary accelerant for the growth of our Personal Movie Finder database has been the ratings collected from subscribers to our Unlimited Rental service. Our subscription service offers an unlimited number of DVD rentals with no due dates or late fees, for between $15.95 and $19.95 per month. Users are allowed to have up to four movies out at the same time to ensure convenient selection at home. As of March 31, 2000, we had over 120,000 paying subscribers to our Unlimited Rental service.

   We have benefited from the rapid transition from VHS tape format to DVD technology. According to Paul Kagan Associates, Inc., a leading entertainment industry market research firm, DVD player adoption has occurred faster in its first three years since introduction than audio CD players, digital broadcast systems or videocassette recorders. Since the introduction of the DVD player in 1997, the domestic installed base has grown to 5.4 million households at the end of 1999 and is forecast to grow to 39.4 million households by the end of 2004, a 49% compound annual growth rate, according to Paul Kagan Associates, Inc.

   We have relationships with leading DVD manufacturers, including Sony, Toshiba, Panasonic and RCA. These DVD manufacturers, which accounted for over 90% of the DVD players sold in the U.S. in 1999, insert promotional offers to our Unlimited Rental subscription service into the boxes of DVD players sold in the U.S. We also have relationships with major consumer electronics retailers, such as Circuit City and The Good Guys, which provide promotional offers for our Unlimited Rental subscription service to their customers.

   We operate in a large and growing market. Paul Kagan Associates, Inc. estimates that consumers in the United States spent $25.6 billion on home video and theatrical filmed entertainment in 1999 and forecasts this spending to grow to $35.0 billion in 2004.

   In spite of large amounts spent on marketing, the movie industry has lacked an effective means to market movies to a targeted audience on a personalized basis. With our rapidly growing user base and expanding Personal Movie Finder database we can market movies directly to targeted audiences through e-mail, banner ads, streamed trailers and other rich media content based on the known movie tastes of our individual users. We intend to offer this marketing capability to movie studios to promote new releases. As technology evolves on the Internet, we intend to use our expertise in personal movie recommendations as a programming guide to Internet delivered video for our users.

                                  The Offering

 Common stock offered................       shares
 Common stock to be outstanding after
  this offering......................       shares
 Use of proceeds..................... We plan to use the proceeds for general corporate purposes, including working
                                      capital, capital expenditures, additional
                                      sales and marketing efforts and potential
                                      acquisitions.
 Proposed Nasdaq National Market
  symbol............................. NFLX

This information is based on shares outstanding as of April 13, 2000. This information excludes:

  . 2,543,097 shares subject to outstanding options under our amended and restated 1997 Stock Plan and 887,979 shares available for future grant,

  . 550,000 shares reserved for issuance under our 2000 Employee Stock Purchase Plan, and

  . 625,595 shares subject to outstanding warrants to purchase preferred stock which will convert into warrants to purchase common stock upon completion of this offering.

                                ----------------

   Except as otherwise indicated, all information in this prospectus assumes:

  .  the conversion of all outstanding shares of our convertible preferred
     stock into      shares of common stock upon the closing of this
     offering,

  . the filing of an amended and restated certificate of incorporation after the closing of this offering, and

  . no exercise of the underwriters' over-allotment option to purchase shares.

                                ----------------

   We were incorporated in Delaware in August 1997 and changed our name to NetFlix.com, Inc. in August 1998. Our executive offices are located at 750 University Avenue, Los Gatos, CA 95032, and our telephone number at that address is (408) 399-3700. Our Web site is located at http://www.netflix.com. The information contained at our Web site does not constitute part of this prospectus.

                             Summary Financial Data
                     (in thousands, except per share data)


                                     Period from
                                     August 29,
                                  1997  (Inception)  Years Ended December 31,
                                   to December 31,  ---------------------------
                                        1997            1998          1999
                                  ----------------- ------------ --------------
Statement of Operations Data:
Revenues.........................     $    --         $  1,339      $  5,006
Cost of revenues.................          --            1,311         4,373
                                      --------        --------      --------
Gross profit.....................          --               28           633
Operating loss...................         (361)        (11,153)      (30,031)

Net loss.........................     $   (359)       $(11,081)     $(29,845)
                                      ========        ========      ========

Net loss attributable to common
 stockholders....................     $   (359)       $(11,081)     $(29,845)
                                      ========        ========      ========

Basic and diluted net loss per
 common share....................     $    --         $ (12.27)     $  (5.60)
                                      ========        ========      ========
Weighted-average shares
 outstanding used in computing
 net loss per share..............          --              903         5,328
Pro forma net loss per share
 (unaudited)(1)..................                                   $  (1.36)
                                                                    ========
Weighted-average shares
 outstanding used in computing
 pro forma net loss per share....                                     21,913
                                                December 31, 1999
                                  ---------------------------------------------
                                                                   Pro Forma
                                       Actual       Pro Forma(2) As Adjusted(3)
                                  ----------------- ------------ --------------
Balance Sheet Data:
Cash and cash equivalents........     $ 14,198        $ 14,198
Working capital..................       11,028          11,028
Total assets.....................       34,773          34,773
Long-term obligations, less
 current portion.................       56,589           4,770
Stockholders' (deficit) equity...      (32,028)         19,791

------------
(1) Pro forma net loss per share for 1999 is computed using the weighted-average number of common stock outstanding, including the pro forma effect of the automatic conversion of our convertible preferred stock into shares of our common stock effective upon the closing of our initial public offering, as if such conversion occurred on January 1, 1999, or at the date of issuance of the preferred stock, if later. Pro forma common equivalents, consisting of incremental common stock issuance upon the exercise of stock options and warrants, as well as shares subject to repurchase agreements, are not included in pro forma diluted net loss share because they would be antidilutive.
(2) The pro forma column gives effect to the conversion of all outstanding
    shares of our preferred stock into       shares of common stock upon the
    closing of this offering.
(3) The pro forma as adjusted column gives effect to the sale of our Series E
    Preferred Stock in April 2000 and to the sale of       shares of common
    stock offered by us at an assumed initial public offering price of $   per
    share and the application of the net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

   You should carefully consider the risks described below before buying shares in this offering. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

                         Risks Related To Our Business

If we fail to effectively manage our transition to a Web portal, our operating results, financial condition and future growth will be harmed.

   We currently generate substantially all of our revenues from a subscription service for the online rental of digital video discs, or DVDs. Our strategy is to expand our content and services as a movie-oriented Web portal. However, we have limited experience with this business model and the transition may be difficult. We cannot assure you that we will be able to attract users and advertisers to our Web portal or operate a Web portal profitability. We introduced our Personal Movie Finder recommendation service in February 2000, and expect to introduce a number of new features to our Web site in the future, such as streaming movie trailers, access to electronic theater ticketing and other products and services related to movies. This transition could divert resources and our management's attention from our existing subscription business. If we experience difficulties in expanding our business model, our operating results, financial condition and future growth will be harmed.

We will encounter new and additional risks as we introduce new services and product offerings in connection with our transition to a Web portal and cannot assure you we will be able to manage these risks.

   Our Web portal strategy will require us to introduce new services and products in adjacent markets to our existing Unlimited Rental subscription service for DVDs. Each of these new services, products and markets may entail unique risks which we have limited experience in managing. We cannot assure you that we will operate any of these new businesses profitably. If we fail to anticipate or address these risks successfully, our business will be harmed. For example, if we offer movie showtime listings, we must gather and provide accurate information on a consistent basis. If we seek to offer electronic movie ticketing, we must establish relationships with movie theater chains and independent theaters. Offering streaming video content may require us to develop the capacity to deliver the content over a high bandwith connection and license the content, or enter into agreements with third parties who can do so. In addition, we have not yet sold advertising on our Web site and, in order to do so, we must build an advertising sales staff and attract advertisers. We also may face new competitors in each of these businesses.

We depend on our Unlimited Rental subscription business for substantially all of our revenues, but cannot assure you that this business will be profitable.

   We are dependent on our Unlimited Rental subscription service for DVDs for substantially all of our revenues. We cannot assure you that we will be able to operate our subscription service profitably. The profitability of our Unlimited Rental subscription service depends on a number of factors, including:

  .  widespread acceptance of the Internet as a means of renting DVDs;

  .  DVD costs and breakage;

  .  the number of new subscribers to our subscription service;

  .  retention and customer satisfaction of existing subscribers;

  . pricing of our product offerings and the sensitivity of our customers to pricing changes; and

  .  fulfillment costs.

   If we are unable to manage successfully these risks, some of which are not under our control, we may not achieve profitability.

We rely on promotional offers distributed by DVD player manufacturers for the majority of our new subscribers and if we fail to maintain our relationships with these DVD player manufacturers, our business and results of operations will be affected adversely.

   Our future success is highly dependent on an increase in the number of subscribers to our Unlimited Rental subscription service. A majority of our new subscribers are obtained through promotional campaigns with the principal DVD player manufacturers and certain retailers under short-term promotional agreements. Our competitors may offer our promotional affiliates better terms or otherwise provide incentives to them to discontinue their participation in our marketing campaigns. If our promotional affiliates do not continue to participate in our marketing campaigns and promote our service in an effective manner, our subscriber growth will be affected adversely. In addition, while our promotional affiliates are required to include our free trial offer with every DVD player they sell, we cannot effectively control what portion of DVD players sold by them will include the free trial offer. If we are not able to continue our current or similar promotional campaigns, our business, and results of operations could be harmed.

We have a limited operating history, and you should evaluate our prospects in light of our early stage of development and rapidly evolving market.

   Our business has grown rapidly, but we cannot assure you that our business will continue to grow at a similar rate. You should consider our business and prospects in light of our limited operating history and the changes to our business that have occurred since we began operations. With the launch of our Web site in 1998, we began selling and renting DVDs on an individual basis. In 1999, we discontinued the sale of DVDs and introduced our subscription DVD rental program. Since March 2000, we have rented DVDs exclusively through our Unlimited Rental subscription service. We also provide referrals to e-commerce retailers for DVD purchase. We expect to offer new movie-related services in the future as we continue our transition to a movie-oriented Web portal. Our business faces several risks and difficulties in light of our early stage of operations, including the need for:

  .  continued development of our Web portal business model;

  . sufficient new and continued participation in our Personal Movie Finder service;

  . accurate forecasting of the success of new service and product offerings;

  . capital expenditures associated with our DVD inventory, distribution center, order-management systems, computer network and Web site; and

  . successful introduction of new technologies and movie delivery alternatives.

We have a history of net losses and negative cash flow and we anticipate that we will experience net losses and negative cash flow for the foreseeable future.

   We have experienced significant net losses and negative cash flow, since our inception. We incurred net losses of $29.8 million in 1999, and as of December 31, 1999, we had an accumulated deficit of $41.3 million. We expect to continue to incur significant operating expenses and capital outlays for the foreseeable future in connection with our planned expansion, including expenditures for:

  . continued promotional offers to attract subscribers to our Unlimited Rental service;

  .  brand development, marketing and other promotional activities;

  . the continued development of our computer network, Web site, warehouse management and order fulfillment systems and delivery infrastructure;

  .  establishment of an advertising sales force;

  . the acquisition of DVDs to support the growth of our subscription business;

  . the continued expansion and development of operations at our existing distribution center and any new distribution centers we operate;

  .  continued development of business alliances and partnerships; and

  .  responses to competitive developments.

   As a result, we expect to continue to have operating losses and negative cash flow on a quarterly and annual basis for the foreseeable future. To achieve and sustain profitability, we must accomplish numerous objectives, including:

  . substantially increasing the number of subscribers to our Unlimited Rental service;

  .  maintaining and increasing our subscription retention rates;

  .  maintaining and achieving more favorable gross and operating margins;
     and

  .  selling advertising and promotional space on our Web site.

   We cannot assure you that we will be able to achieve these objectives. In addition, because of the significant operating and capital expenditures associated with our expansion plan, our operating losses and negative cash flow are expected to increase significantly from current levels and to continue for the foreseeable future. If we do achieve profitability, we cannot be certain that we would be able to sustain or increase such profitability on a quarterly or annual basis in the future.

Our limited operating history makes financial forecasting difficult for us and for financial analysts that may publish estimates of our financial results.

   As a result of our limited operating history, it is difficult to accurately forecast our revenues, gross and operating margins, number of DVD rentals shipped per day and other financial and operating data. We have a limited amount of meaningful historical financial data upon which to base planned operating expenses. We base our current and forecasted expense levels and DVD purchasing on our operating plans and estimates of future revenues, which are dependent on the growth of our subscriber base and the demand for DVD rentals by our subscribers. As a result, we may be unable to make accurate financial forecasts and to adjust our spending in a timely manner to compensate for any unexpected shortfalls in revenues. We believe that these difficulties in forecasting are even greater for financial analysts that may publish their own estimates of our financial results. The inability by us or the financial community to accurately forecast our operating results could cause our net losses in a given quarter to be greater than expected or could cause a decline in the trading price of our common stock.

Our quarterly operating results are expected to be volatile and difficult to predict based on a number of factors that also will affect our long-term performance.

   We expect our quarterly operating results to fluctuate significantly in the future based on a variety of factors, many of which are outside our control. These factors also are expected to affect our long-term performance. These factors include the following:

  . our ability to maintain and increase subscriber retention rates, attract new subscribers at a steady rate and at a reasonable cost and maintain new subscriber satisfaction;

  . our ability to manage our fulfillment processes to handle significant increases in subscribers and rental orders;

  . our ability to improve or maintain gross margins in our existing business and in future product lines and markets;

  . changes to our product and service offerings, including new features on our Web site such as theater information and other content aggregation;

  .  changes to the product and service offerings of our competitors;

  .  price competition;

  . our ability to acquire DVDs at a reasonable cost, and breakage and loss of DVDs;

  . our ability to maintain, upgrade and develop our Web site, our internal computer systems and our fulfillment processes;

  . the level of use of the Internet and increasing consumer acceptance of the Internet for the purchase of consumer goods and services such as those offered by us;

  .  the level of traffic on our Web site;

  .  technical difficulties, system downtime or Internet brownouts;

  . our ability to attract new and qualified personnel in a timely and effective manner;

  . the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

  . our ability to manage effectively the development of new business segments and markets;

  . our ability to successfully manage the integration of operations and technology resulting from acquisitions;

  .  governmental regulation and taxation policies; and

  . general economic conditions and economic conditions specific to the Internet, online commerce and the movie industry.

   In addition to these factors, our quarterly operating results are expected to fluctuate based upon seasonal fluctuations in DVD player sales and in the use of the Internet. Based on our limited operating history, we expect to experience stronger seasonal growth in the number of new subscribers during the late fall and early winter months, reflecting increased purchases of DVD players and redemptions of new trial offers for our Unlimited Rental service included with DVD players. The DVD industry is new and growing, and there may be shifts in seasonal patterns of DVD player sales. Shifts in seasonal sales cycles may occur due to changes in the economy or other factors affecting the market for our services.

   Due to this wide variety of factors, we expect our operating results to be volatile and difficult to predict. As a result, quarter-to-quarter comparisons of our operating results may not be good indicators of our future performance.

If we are not able to manage our growth, our operating results and ability to sustain growth could be affected adversely.

   Any future expansion, internally or through acquisitions, may place significant demands on our managerial, operational, administrative and financial resources. We have expanded rapidly since we launched our Web site in April 1998. From December 31, 1998 to December 31, 1999, we expanded from 46 to 270 full-time employees. We anticipate that further expansion of our operations will be required to address any significant growth in our subscriber base, to develop our Web site as a movie-oriented Web portal and to take advantage of our market opportunities. Several key members of management have joined us only recently. We may choose to expand our operations by:

  .  expanding the breadth of product offerings and services offered;

  . continuing promotional offers to attract subscribers to our Unlimited Rental subscription service;

  .  expanding our market presence through relationships with third parties;

  .  promoting advertising on our Web site; and

  .  expanding through the acquisition of other companies.

   We have not made any acquisitions of other companies to date, and our ability as an organization to evaluate and complete acquisitions and to integrate acquired operations is unproven. Furthermore, any new business we launch that is not favorably received could damage our reputation, brand or results of operations. Our future performance and profitability will depend in part on our ability to recruit, motivate and retain qualified personnel. We cannot be certain that our systems, procedures or controls will be adequate to support our expanding operations or that management will be able to respond effectively to growth in our business.

If our efforts to build strong brand identity and subscriber loyalty are not successful, our revenues will be affected adversely.

   The NetFlix brand is only three years old, and we must build strong brand identity and brand loyalty to be successful. We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting subscribers and advertisers. We believe that the importance of brand loyalty will increase with the proliferation of Internet vendors. In order to attract and retain subscribers, and respond to competitive pressures, we intend to increase spending substantially to create and maintain brand loyalty. We plan to accomplish this goal by continuing our current promotional campaigns, including free trial offers to subscribers referred by our promotional affiliates, and by conducting advertising campaigns. We believe that the cost of our marketing campaigns could increase substantially in the future. If our branding efforts are not successful, our revenues and our ability to attract and retain subscribers will be affected adversely.

   Promotion and enhancement of the NetFlix brand also will depend on our success in consistently providing a high-quality consumer experience for selecting movies and renting

DVDs, including providing accurate recommendations through our Personal Movie Finder service. If consumers do not perceive our service offerings to be of high quality, or if we introduce new services that are not favorably received by consumers, the value of the NetFlix brand could be harmed. Any significant brand impairment will decrease the attractiveness of NetFlix to consumers, which will seriously harm our ability to attract and retain subscribers.

If we are unable to provide consistently accurate predictions through our Personal Movie Finder service or our Personal Movie Finder service is not widely adopted, our business may suffer.

   We cannot assure you that our Personal Movie Finder service will be able to effectively attract users. In addition, our CineMatch technology which underlies our Personal Movie Finder service, may not effectively predict movies that our users will enjoy. Our CineMatch technology uses proprietary algorithms to generate recommendations. We cannot assure you that these algorithms will be successful in generating accurate recommendations or that our algorithms are the most effective in generating accurate recommendations. If our recommendations are not useful, we may not attract or retain users. In addition, we believe that in order for CineMatch to function effectively, it must access a large database of recommendation information from a large number of users. Because we introduced our Personal Movie Finder service in February 2000, we cannot assure you that we will be successful in attracting a large number of users to rate movies.

If we fail to generate sufficient levels of subscriber growth and retention, our revenues and business will be harmed.

   In order to be successful, we must minimize the loss of subscribers and add new subscribers. The number of consumers willing to subscribe to a DVD rental service may not increase. Factors that may affect the size of our subscriber base and subscriber satisfaction include:

  .  the accuracy of our Personal Movie Finder recommendation service;

  .  our content offerings, such as movie reviews;

  .  the ease-of-use of our Web site;

  .  pricing;

  .  our ability to fulfill subscription rental orders in a timely manner;
     and

  .  quality of customer service.

   We cannot assure you our subscriber base will continue to grow.

If we are unable to obtain sufficient selections of DVDs from our key distributors, our subscriber satisfaction and results of operations will be affected adversely.

   We may experience difficulty in obtaining sufficient selections of DVDs from our distributors. We rely on a few distributors to obtain a complete and current selection of DVD rental titles, and there are only a few alternate suppliers. In 1999, we purchased 49% and 33% of our DVDs from Ingram Entertainment, Inc. and Amplified.com, Inc., respectively. Our key distributors also supply products to other companies in the online and offline DVD rental and sales industries with which we may compete. In addition, the movie studios may not produce enough DVDs for particular movie titles, or generally, which would affect the entire industry including us. For example, during the fourth quarter of 1999 we were affected by a brief industry-wide shortage of DVDs. If we are unable to obtain sufficient selections and quantities of DVDs from our key distributors or from alternate suppliers to meet subscriber demand, our subscriber satisfaction and results of operations will be adversely affected.

If the cost of purchasing DVDs on a wholesale basis increases, our gross margin will be affected adversely.

   We currently purchase DVDs on a wholesale basis from distributors. Even if we enter into revenue sharing arrangements with the movie studios under which we would purchase DVDs directly from the studios, we will continue to purchase a portion of our DVD inventory on a wholesale basis from distributors. If the price of DVDs that we purchase increases, our gross margin will be affected adversely. The adverse effect of an increase in the purchase price of DVDs will be greater if we do not enter into revenue sharing arrangements.

If we do not correctly anticipate our short and long term needs for DVD titles, our subscriber satisfaction and results of operations may be affected adversely.

   We may not purchase sufficient numbers of certain DVD titles to meet the rental demands of our subscribers. If we do not forecast accurately DVD rental demand, our subscriber satisfaction and operating results will be harmed. In addition, if we enter into revenue sharing agreements with the movie studios, we will have only one opportunity to purchase each DVD title directly from the studios, and we will have to estimate demand for up to a year in advance. If we underestimate demand for DVDs under any future revenue sharing arrangements, our subscribers may become dissatisfied and cancel our service, and our results of operations will suffer. Alternatively, if we overestimate demand and purchase excess quantities of certain DVD titles, our results of operations also will be adversely affected.

If we experience increased demand for DVDs on a subscriber-by-subscriber basis, our expenses and gross margin may be affected adversely.

   Under our Unlimited Rental subscription service, our subscribers may rent an unlimited number of movies monthly with no due date and no late fees. Subscribers are allowed to have up to four movies out at a time. If our average subscriber rents more DVDs per month than we have anticipated, we will incur increased shipping and fulfillment costs, which will affect our profitability. Subscriber demand may increase for a variety of reasons beyond our control, including promotions by movie studios and seasonal variations in movie watching. Our subscriber growth and retention may be affected adversely if we attempt to increase our monthly subscription fee to offset increased usage. In addition, we offer free trial programs to potential subscribers under which we provide DVDs and pay shipping costs but receive no revenues during the trial period. If we experience an increase in new trials without a subsequent increase in new paying subscribers, our profitability will be harmed.

If other technologies become widely available alternatives to DVD rental, our business may be affected adversely, and we may not be able to offset the effect on our DVD rental business with our own offering of such alternative technologies.

   Recent advances in direct broadcast satellite and cable technologies and other alternatives to viewing movies on DVD may adversely affect public demand for DVD rentals. For example, some digital cable providers and internet companies have begun testing technology designed to transmit movies on demand with interactive capabilities such as start, stop and rewind. This is referred to within our industry and by others as broadband delivery or video-on-demand. If broadband delivery or video-on-demand were to become widely available and accepted, and we were unable to offer such viewing alternatives to our subscribers, our business could be harmed.

   In addition, direct broadcast satellite providers and cable providers have the capability to transmit numerous channels of programs to consumers. Because of this increased availability of channels, direct broadcast satellite and digital cable providers have been able to enhance their pay-per-view business by substantially increasing the number and variety of movies they can offer their subscribers on a pay-per-view basis and by providing more frequent and convenient start times for the most popular movies. This is referred to within our industry and by others as near-video-on-demand. If near-video-on-demand were to become more widely available and accepted, consumer purchases of pay-per-view programming could significantly increase. Increases in the size of this pay-per-view market could lead to an earlier distribution window for movies on pay-per-view, or other adverse changes in the movie studios' support for the DVD format, if the studios perceive this to be a better way to maximize their revenue. To offer similar viewing alternatives over the Internet, we would have to acquire or develop new technology and infrastructure and license the public performance rights for movies from copyright holders. In addition, we would be required to develop a strong brand associated with broadband or other non-DVD delivery. If we were unable to acquire or develop the necessary technology and infrastructure or if we were unable to build a strong brand associated with video-on-demand or near video-on-demand, our business and results of operations may be affected adversely.

We face intense competition from traditional and online companies which could result in a failure to achieve adequate market share.

   The market for our services is intensely competitive and subject to rapid change. Barriers to entry are relatively minimal, and current and new competitors can launch new Web sites at relatively low cost. Our principal competitors include, or could include:

  . traditional movie rental chains, such as Blockbuster Video and Hollywood Video;

  .  online local delivery services, such as Kozmo.com;

  .  online entertainment sites, such as E! Online and Yahoo! Movies;

  . online movie review and opinion sites, such as epinions.com and Amazon.com's IMDB.com;

  . online movie theater ticket sellers, such as AOL Moviefone and Hollywood.com;

  .  online movie retailers, such as Amazon.com and Reel.com;

  .  traditional movie retail stores, such as Tower Video and Wal-Mart; and

  . video streaming companies, such as RealNetworks, iFilm.com and AtomFilms.com.

   Many of our current and potential competitors have longer operating histories, larger customer bases, significantly greater brand recognition and significantly greater financial, marketing and other resources than we do. Some of our competitors have adopted, and may continue to adopt, aggressive pricing policies and devote substantially more resources to Web site and systems development than we do. Increased competition may adversely impact our operating margins, market share and brand recognition. In addition, our competitors may form strategic alliances with suppliers and movie production studios which could affect adversely our ability to obtain products on favorable terms. We may be unable to compete successfully against current or future competitors.

If DVD technology does not continue its growing acceptance or becomes obsolete, our revenues will be affected adversely.

   DVD is a relatively new technology. We cannot assure you that adoption of DVD technology will continue to grow. Current DVD manufacturers may not be able to, or may decline to, continue to manufacture DVD players at a rate sufficient to satisfy expected growth. In addition, there is currently a large established base of VHS players, and utilizing the DVD format requires additional expenditure by consumers. In the event that new storage or player technology is developed that is either superior to DVD or enjoys greater acceptance, our revenues will suffer.

We depend on the movie studios to make DVDs available on a for-rental basis during an exclusive time period following theatrical release.

   The DVD and VHS segments of the entertainment industry would lose a significant competitive advantage if the movie studios adversely change their current distribution practices with respect to these formats. A significant competitive advantage that the DVD and VHS segments currently enjoy over other movie distribution channels, except theatrical release, is the early timing of the distribution window for these formats. The window for DVD and VHS rental and consumer sales is generally exclusive against other forms of non-theatrical movie distribution, such as pay-per-view, premium television, basic cable and network and syndicated television. The length of the window for movie rental varies, typically ranging from 30 to 90 days for domestic video stores. Our business would suffer material adverse harm if the movie rental windows were no longer the first following the theatrical release, the length of these windows were shortened or the windows were no longer as exclusive as they are now, since consumers would no longer need to wait until after the movie rental distribution window to view a newly released movie on these other distribution channels. The order, length and exclusivity of each window for each distribution channel is determined solely by the studio releasing the movie and we cannot assure you that the studios will not change their policies in the future in a manner that would be adverse to our business and result of operations.

If we experience delivery problems, we could lose subscribers, and our business could be seriously harmed.

   We rely on the U.S. Postal Service to deliver DVDs from our distribution center to subscribers and for the return of these DVDs to us. We are subject to the risks associated with the public mail system to meet our shipping needs, including potential labor activism, or employee strikes and inclement weather. Our DVDs also are subject to risks of breakage during delivery and handling by the U.S. Postal Service. Our failure to deliver products to our subscribers in a timely and accurate manner would harm our reputation and brand, which would have a material adverse effect on our business and results of operations. In addition, our profitability would be affected adversely if the U.S. Postal Service raised its postage rates, and we were unable to raise our subscription rental rates on an equivalent basis.

If we do not manage the automation of our order fulfillment system, our business and results of operations will be affected adversely.

   We currently rely on a labor-intensive fulfillment process. In order to meet customer demand on a cost-effective basis we will be required to introduce increased levels of automation into our fulfillment process. If we are unable to successfully increase the automation of our order fulfillment systems, we will need more employees and more distribution center space to accomodate the expected increases in the number of DVDs shipped to and received from our subscribers which may affect adversely our results of operations.

If we do not manage the development and operation of additional distribution centers, our business and results of operations will be affected adversely.

   We currently operate a distribution center in San Jose, California. Unexpected significant growth in our DVD shipments per day may require us to develop and operate additional distribution centers in the next few years. In addition, we may choose to open new distribution centers sooner to facilitate more efficient delivery. We have no experience in developing or operating multiple distribution centers, and we may not be able to add distribution centers on a cost-effective basis to accomodate our growth. If we are unable to effectively accommodate substantial increases in subscriber orders, our ability to retain existing subscribers and to add new subscribers will be impaired, which would affect adversely our business and results of operations.

Any significant disruption in service on our Web site or in our computer systems could result in a loss of subscribers and adversely affect our business and results of operations.

   Our Web site experienced a disruption to service in the first quarter of 2000 due to a directed attack intended to cause a disruption in service. In addition, our Web site has experienced in the past, and may experience in the future, slower response times or disruptions in service for a variety of other reasons including failures or interruptions in our systems, particularly related to introduction of new services or unexpectedly high levels of user access. Some of our systems are proprietary and rely on the expertise of members of our engineering team for their continued performance. If the developers of our Web site were unavailable in the event of system failure, it would harm significantly our ability to timely resume service on our Web site. If our Web site is unavailable for an extended period of time, or experiences repeated shorter disruptions, our users may be dissatisfied and we could be inundated with subscriber service queries which we may not be in a position to manage.

   In addition, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions and delays in our service and operations and loss, misuse or theft of data. Any actions by hackers to disrupt our Web site service or our internal systems could harm our business, be expensive to remedy and damage our reputation. Our general business disruption insurance does not cover expenses related to directed attacks on our Web site or internal systems. Efforts to prevent hackers from entering our computer systems are expensive to implement and may limit the functionality of our services. Any significant disruption to our Web site or internal computer systems could result in a loss of subscribers and adversely affect our business and results of operations.

   Our communications hardware, and the computer hardware used to operate our Web site are hosted at the facilities of Exodus Communications, Inc. in San Jose, California. The hardware for our delivery systems is maintained in our San Jose, California distribution center. Fires, floods, earthquakes, power losses, telecommunications failures, break-ins and similar events could damage these systems and hardware or cause them to fail completely. Problems faced by Exodus Communications, Inc., with the telecommunications network providers with whom it contracts or with the systems by which it allocates capacity among its subscribers, including us, could impact adversely the experience of users of our Web site. Any of these problems could result in a loss of subscribers and could affect adversely our business and results of operations.

We currently operate only one distribution center located in the San Francisco Bay area. In the event of an earthquake or other natural or man-made disaster, our operations would be affected adversely.

   We currently operate only one distribution center, which is located in San Jose, California. Therefore, our business and operations would be materially adversely affected if fires, floods, earthquakes, power losses, telecommunications failures, break-ins or similar events were to damage or shut down our current distribution center.

   In addition, if we had operations at multiple distribution centers, we may not be able to effectively shift our fulfillment and delivery operations due to disruptions in service at the San Jose, California or any other facility. Since the San Francisco Bay Area is located in an earthquake-sensitive area, we are particularly susceptible to the risk of damage to, or total destruction of, our current distribution center and the surrounding transportation infrastructure caused by earthquakes. We are not insured against any losses or expenses that arise from a disruption to our business due to earthquakes.

The loss of one or more of our key personnel, or our failure to attract, assimilate and retain other highly qualified personnel in the future, could seriously harm our business.

   The loss of the services of one or more of our key personnel could harm our business seriously. We depend on the continued services and performance of our senior management and other key personnel, particularly Reed Hastings, our founder, President and Chief Executive Officer. Much of our key technology and systems are custom made for our business by our personnel, and the loss of our key technology personnel could disrupt the operation of our order and fulfillment systems and have an adverse affect on our ability to grow and expand our systems. Our future success depends also upon the continued service of our other key technology, merchandising, marketing and support personnel. None of our officers or other key employees is bound by an employment agreement, and our relationships with these officers and key employees are at will. Additionally, there are currently low levels of unemployment in the San Francisco Bay area. These low levels of unemployment have led to pressure on wage rates, which can make it more difficult and costly for us to attract and retain qualified employees. The loss of key personnel or the failure to attract additional qualified personnel could affect adversely our business and results of operations.

We may need substantial additional capital to fund our planned growth, and we cannot be sure that additional financing will be available.

   We will continue to require substantial amounts of working capital to fund the planned growth of our business and DVD rental inventory. If we fail to establish revenue sharing agreements with the major movie studios under which we are able to purchase DVDs at a low cost in exchange for a royalty on future revenues, our short term capital needs will be impacted adversely as we will be required to pay full wholesale cost for DVDs at the time of purchase. In addition, in order to meet customer demand on a cost-effective basis we will be required to introduce increased levels of automation into our fulfillment process which will require significant additional capital. Continued growth of our DVD rental business will require us to build additional operating centers which will require us to expend significant amounts of capital.

   In the past, we have funded our operating losses and capital expenditures through proceeds from equity offerings, debt financing and equipment leases. Although we currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months, we may require additional financing. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to those of the rights of our common stock, and our stockholders may experience additional dilution.

If the protection of our trademarks and proprietary rights is inadequate, our business may be harmed.

   We rely or may rely on confidentiality or license agreements with our employees, subscribers, partners and others, as well as trademark, copyright and patent law and trade secret protection laws generally, to protect our proprietary rights. We have filed trademark applications for the NetFlix, NetFlix.com and CineMatch names, and, from time to time, expect to file patent applications directed to aspects of our proprietary technology. We cannot assure you that any of these applications will be approved, that any issued patents will protect our intellectual property or that any issued patents will not be challenged by third parties. In addition, other parties may independently develop similar or competing technology or design around any patents that may be issued to us. We could incur significant expenses in preserving our intellectual property rights. Our failure to protect our proprietary rights could affect adversely our business and competitive position.

If we are unable to protect our domain names, our reputation and brand could be affected adversely.

   We currently hold various domain names relating to our brand, including NetFlix.com. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries may change in the near future. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

Intellectual property claims against us could be costly and result in the loss of significant rights.

   Trademark, patent and other intellectual property rights are becoming increasingly important to us and other Internet companies. Many companies are devoting significant resources to developing patents that could affect many aspects of our business. Other parties may assert infringement or unfair competition claims against us that could relate to any aspect of our technologies, business processes or other intellectual property. We have not exhaustively searched patents relative to our technology. We cannot predict whether third parties will assert claims of infringement against us, the subject matter of any of these claims, or whether these assertions or prosecutions will harm our business. If we are forced to defend ourselves against any of these claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, diversion of technical and management personnel, inability to use our current Web site or CineMatch technology or product shipment delays. As a result of a dispute, we may have to develop new, non-infringing technology or enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of patent infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business and competitive position may be affected materially adversely.

Privacy concerns could limit our ability to leverage our Personal Movie Finder service.

   Our Personal Movie Finder service collects and utilizes data input by our subscribers. Collecting this data will enable us to deliver targeted advertising based upon the preferences indicated by our subscribers. Other firms, including DoubleClick Inc., have been criticized by privacy groups and governmental bodies for attempts to link personal identities and other information to data collected on the Internet regarding users browsing and other habits. Increased regulation of our Personal Movie Finder service, including self-regulation, could have an adverse effect on our business.

                         Risks Related to The Internet

If the Internet fails to become a widely accepted medium for finding and consuming movies, including renting DVDs, our subscriber growth rates and revenues will be affected adversely.

   Our success will depend to a substantial extent on the willingness of consumers to increase their use of online services as a method to find and consume movies, including renting DVDs. The use of the Internet to find and consume movies is new and rapidly evolving, and it is uncertain whether this market will achieve and sustain high levels of demand and market acceptance. Moreover, our growth will depend on the extent to which an increasing number of consumers own or have access to personal computers or other systems that can access the Internet. If use of the Internet to find and consume movies does not achieve high levels of demand and market acceptance, our business will be affected adversely.

Our reputation and relationships with subscribers would be harmed if the online security measures used by us or any other major consumer Web site fail.

   We store credit card, address and other personal information about our subscribers on our computer systems and transmit this information to credit card companies. The measures we and the credit card companies use to protect against unauthorized intrusion into our data may prove inadequate to protect our subscriber's personal information. To protect against unauthorized intrusions or to alleviate any problems caused by them, we may need to expend significant additional capital and management and other resources. If third parties were able to penetrate our network security to obtain user information, we could be subject to liability for misuse of the information. In addition, if another major consumer Web site experienced significant credit card fraud or a well publicized breach of subscriber data security on the Internet were to occur, there could be a general public loss of confidence in use of the Internet, which could affect adversely our business.

Our results of operations will be harmed if we experience significant credit card fraud or if we are unable to prevent problems with our billing software.

   A failure to adequately control fraudulent credit card transactions will harm our results of operations because we do not currently carry insurance against this risk. We may suffer losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature. In addition, we have occasionally experienced problems with our subscriber billing software causing us to overbill subscribers or former subscribers. Problems with our billing software may have an adverse effect on our subscriber satisfaction and may cause one or more of the major credit companies to disallow our continued use of their payment products.

Our business is dependent on the development and maintenance of Internet infrastructure.

   The success of our business will depend largely on the development and maintenance of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as the timely development of complementary products such as high speed modems, for providing reliable Web access and services. The Internet has experienced, and is likely to continue to experience, significant growth in the number of users and amount of traffic. The performance of the Internet may decline if the Internet continues to experience increased numbers of users, increased frequency of use or increased bandwidth requirements.

   The Internet has experienced a variety of outages and delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could frustrate public use of the Internet, including use of our Web site offerings. In addition, the worldwide web portion of the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to governmental regulation.

We may be subject to liability for the Internet content that we publish or upload from our users.

   As a publisher of online content, we face potential liability for negligence, copyright, patent or trademark infringement or other claims based on the nature and content of materials that we publish or distribute. We also may face potential liability for content uploaded from our users in connection with our community-related content or movie reviews. If we face liability, particularly liability that is not covered by our insurance or is in excess of our insurance coverage, then our business may suffer. In the past, plaintiffs have brought these types of claims and sometimes successfully litigated them against online services. Litigation to defend these claims could be costly or result in damages. We cannot assure you that we are adequately insured to cover claims of these types or to indemnify us for all liability that may be imposed on us. Under the Children's Online Privacy Protection Act, which becomes effective April 21, 2000, we may be required to obtain parents' consents prior to collecting movie preferences or other information from children under the age of 13. We cannot assure you that we will be able to effectively obtain required consents, or regulate the use of our Web site by children without obtaining required consents.

We may need to change the manner in which we conduct our business, or incur greater operating expenses, if government regulation of the Internet increases.

   The adoption or modification of laws or regulations relating to the Internet could adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws which may impose additional burdens on us. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The United States government recently enacted Internet laws regarding privacy, copyrights, taxation and the transmission of sexually explicit material. The regulation of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws and regulations such as those governing intellectual property, privacy, libel and taxation apply to the Internet.

   The nature of this legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, this legislation could subject either us or our customers to potential liability, which in turn could have an adverse effect on our business, results of operations and financial condition. The adoption of any of these laws or regulations also might decrease the rate of growth of Internet use, which in turn could decrease the demand for our products or increase the cost of doing business or in some other manner have an adverse effect on our business, results of operations and financial condition. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

Taxation of online commerce could reduce demand for our services and increase our administrative expenses.

   Some states are reviewing the appropriate tax treatment of online commerce, and the application of the law relating to these taxes is unclear. The imposition of additional sales taxes on transactions conducted through our Web site could make our service less valuable to subscribers and suppliers and reduce transaction volume. This would harm our revenues. In addition, the collection and payment of such taxes may cause us or our subscribers to incur significant administrative effort and expense.

   Federal legislation imposing limitations on the ability of states to tax Internet access was enacted in 1998. The Internet Tax Freedom Act, as this legislation is known, exempts specific transactions conducted over the Internet from multiple or discriminatory state and local taxation through October 21, 2001. It is possible that this legislation will not be renewed beyond its scheduled termination. Failure to renew this legislation could allow state and local governments to impose taxes on particular transactions, and these taxes could decrease the demand for our services or increase our costs of operations.

                         Risks Related to This Offering

Our officers and directors and their affiliates will exercise significant control over NetFlix.

   After the completion of this offering, our executive officers and directors, their immediate family members and affiliated venture capital funds will
beneficially own, in the aggregate, approximately     % of our outstanding
common stock. These stockholders may have interests that are different from yours. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us. See "Principal Stockholders".

It may be difficult for a third party to acquire us due to anti-takeover provisions.

   Following this offering, our charter documents will authorize 10,000,000 shares of undesignated preferred stock, create a classified board of directors, eliminate the right of stockholders to call a special meeting of stockholders, require stockholders to comply with advance notice requirements before raising a matter at a meeting of stockholders, eliminate the ability of stockholders to take action by written consent and eliminate the ability of stockholders to cumulate votes in the election of directors. As a Delaware corporation, we are also subject to the Delaware antitakeover statute contained in Section 203 of the Delaware General Corporation Law. These provisions could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For a description of our capital stock, see "Description of Capital Stock."

Investors will incur immediate dilution and may experience further dilution following the offering.

   The initial offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after the offering. Accordingly, if you purchase common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of the common stock from the price you pay for common stock. We also have a large number of outstanding stock options and warrants to purchase our common stock with exercise prices significantly below the estimated initial public offering price of the common stock. To the extent such options or warrants are exercised, there will be further dilution. See "Dilution".

Our stock price could be volatile and could decline following this offering.

   The stock market has experienced significant price and volume fluctuations, and the market prices of Internet and technology companies have been highly volatile. You may not be able to resell your shares at or above the initial public offering price. The price at which our common stock will trade after this offering could be volatile and may fluctuate substantially due to factors such as:

  .  our historical and anticipated quarterly and annual operating results;

  . variations between our actual operating results and the expectations of investors and the financial community;

  . announcements by us or others and developments affecting our business, systems or expansion plans; and

  . conditions and trends in online commerce industries, particularly the online DVD rental industry.

   In the past, securities class action litigation often has been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and a diversion of management's attention and resources.

Future sales of our common stock, including those purchased in this offering, may depress our stock price.

   If our existing stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Shares issued upon the exercise of outstanding options also may be sold in the public market. Such sales could create the perception to the public of difficulties or problems with our business. As a result, these sales might make it more difficult for us to sell securities in the future at a time and price that we deem necessary or appropriate.

   Upon completion of this offering, we will have outstanding      shares of
common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of
outstanding options and warrants after April 13, 2000. Of these shares,     of
the shares sold in this offering are freely tradable. The remaining 31,105,451 shares will become eligible for sale in the public market as follows:

         Date                                        Number of Shares
         ----                                        ----------------
         At the date of this prospectus                         [0]
         181 days after the date of this prospectus    [25,775,428]
         April 13, 2001                                 [5,339,023]

We do not intend to pay dividends. You will not receive funds without selling shares, and you may lose the entire amount of your investment.

   We have never declared or paid any cash dividends on our capital stock and do not intend to pay dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any funds without selling your shares. We cannot assure you that you will receive a return on your investment when you sell your shares or that you will not lose the entire amount of your investment.

               YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS
                     BECAUSE THEY ARE INHERENTLY UNCERTAIN

   You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. Forward looking statements include statements regarding our business strategy, future operating performance, the size of the market for our services and our prospects. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in "Risk Factors" starting on page 6 and elsewhere in this prospectus. These forward-looking statements speak only as of the date of this prospectus, and we caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus.

   This prospectus contains various estimates related to the Internet, e-commerce and the movie industry. These estimates have been included in studies published by market research and other firms including Jupiter Communications, Media Metrix, Inc., The Motion Picture Association of America, Paul Kagan Associates, Inc., Forrester Research and International Data Corporation. These estimates have been produced by industry analysts based on trends to date, their knowledge of technologies and markets, and customer research, but these are forecasts only and are subject to inherent uncertainty.

                                USE OF PROCEEDS

   The net proceeds to us from the sale of the          shares of common stock
offered by us are estimated to be $           , after deducting the
underwriting discounts and commissions, estimated offering expenses and assuming no exercise of the underwriters' over-allotment option to purchase shares from us.

   We expect to use the net proceeds for general corporate purposes, principally working capital, capital expenditures and additional sales and marketing efforts. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations to do so. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities with maturities of less than 13 months.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our existing lease financing agreements prohibit the payment of dividends.

                                 CAPITALIZATION

   The following table sets forth the following information as of December 31, 1999:

  .  our actual capitalization,

  . our pro forma capitalization which gives effect to the conversion of all outstanding shares of convertible preferred stock into 19,428,765 shares of common stock, and

  . our pro forma as adjusted capitalization which gives effect to the sale of our Series E Preferred Stock in April 2000 and to the sale of shares of common stock at the estimated initial public
     offering price of $      per share in this offering, less the
     underwriting discounts and commissions and estimated offering expenses.


                                                   As of December 31, 1999
                                                ------------------------------
                                                                      Pro Forma
                                                                         As
                                                 Actual    Pro Forma  Adjusted
                                                --------   --------   --------
                                                 (in thousands, except share
                                                            data)
Long-term notes payable--net................... $  3,959   $  3,959   $
Capital Lease Obligations-net of current
 portion.......................................      811        811
                                                --------   --------   --------
    Total debt.................................    4,770      4,770
Mandatorily redeemable convertible preferred
 stock and warrants:
  Series B Convertible Preferred Stock:
   5,776,616 shares authorized; 5,684,024
   shares issued and outstanding (actual); no
   shares issued or outstanding (pro forma and
   pro forma as adjusted)......................    6,000        --
  Series C Convertible Preferred Stock:
   4,750,000 shares authorized; 4,650,269
   shares issued and outstanding (actual); no
   shares issued or outstanding (pro forma and
   pro forma as adjusted)......................   15,150        --
  Series D Convertible Preferred Stock:
   4,650,000 shares authorized; 4,649,927
   shares issued and outstanding (actual); no
   shares issued or outstanding (pro forma and
   pro forma as adjusted)......................   30,318        --
  Convertible preferred stock warrants.........      351        --
                                                --------   --------   --------
    Total mandatorily redeemable convertible
     preferred stock and warrants..............   51,819        --
                                                --------   --------   --------
Stockholders' equity (deficit):
  Preferred Stock; $0.001 par value: 5,000,000
   shares authorized, no shares issued or
   outstanding (pro forma and pro forma as
   adjusted)...................................      --         --
  Convertible preferred stock; 4,444,545 shares
   issued and outstanding (actual); no shares
   issued or outstanding (pro forma and pro
   forma as adjusted)..........................        4        --
  Common Stock, $.001 par value: 31,650,000
   shares authorized (actual pro forma and pro
   forma as adjusted); 6,222,650 shares issued
   and outstanding (actual); 25,651,415 shares
   issued and outstanding (pro forma); and
                  shares issued and outstanding
   (pro forma as adjusted).....................        7         26
  Additional paid-in capital...................   16,087     67,891
  Deferred stock-based compensation............   (6,841)    (6,841)
  Accumulated deficit..........................  (41,285)   (41,285)
                                                --------   --------   --------
    Total stockholders' equity (deficit).......  (32,028)    19,791
                                                --------   --------   --------
    Total capitalization....................... $ 24,561   $ 24,561   $
                                                ========   ========   ========

   This table excludes the following shares:

  . 3,426,922 shares of common stock reserved for issuance under our 1997 Stock Plan,

  . 92,592 shares of preferred stock issuable upon exercise of outstanding warrants.

   See "Management--Compensation Plans," "Description of Capital Stock" and Notes 4 and 6 of Notes to Financial Statements.

                                    DILUTION

   The pro forma net tangible book value of our common stock on March 31, 2000
was $    , or approximately $   per share. Pro forma net tangible book value
per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock
immediately afterwards. After giving effect to our sale of      shares of
common stock offered by this prospectus at an estimated price of $     per
share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value would
have been $    , or approximately $     per share. This represents an immediate
increase in net tangible book value of $     per share to existing stockholders
and an immediate dilution in net tangible book value of $     per share to new
investors.

   Estimated public offering price per share.........................      $
     Pro forma net tangible book value per share
      as of March 31, 2000........................................... $
     Increase per share attributable to new investors................
   Pro forma net tangible book value per share after the offering....
                                                                           ----
   Dilution in pro forma net tangible book value per share
    to new investors.................................................      $
                                                                           ====

   This table excludes all options and warrants that will remain outstanding upon completion of this offering. See Notes 4 and 6 to Notes to Financial Statements. The exercise of outstanding options and warrants having an exercise price less than the offering price would increase the dilutive effect to new investors.

   The following table sets forth, as of March 31, 2000, the differences between the number of shares of common stock purchased from us, the total price and average price per share paid by existing stockholders and by the new investors, before deducting expenses payable by us, using the estimated public
offering price of $    per share.

                                                    Total
                            Shares Purchased    Consideration
                            ----------------- -----------------
                                                                Average Price
                            Number Percentage Amount Percentage   Per Share
                            ------ ---------- ------ ---------- -------------
   Existing stockholders...               %    $            %       $
   New investors...........               %                 %
                             ---     -----     ----    -----        ----
     Total.................          100.0%    $       100.0%          $
                             ===     =====     ====    =====        ====

   If the underwriters over-allotment option is exercised in full, the number
of shares held by new public investors will be increased to     or
approximately    % of the total number of shares of our common stock
outstanding after this offering.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and are qualified by reference to the financial statements and notes thereto appearing elsewhere in this prospectus. The audited statement of operations data set forth below for the period from August 29, 1997 through December 31, 1997 and the years ended December 31, 1998 and December 31, 1999, and the unaudited balance sheet data at December 31, 1997 and the audited balance sheet data at December 31, 1998 and December 31, 1999, are derived from, and are qualified by reference to, the financial statements of NetFlix included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period.

                                             Period from
                                           August 29, 1997    Years ended
                                           (inception) to    December 31,
                                            December 31,   ------------------
                                                1997         1998      1999
                                           --------------- --------  --------
                                            (in thousands, except share and
                                                    per share data)
Statement of Operations Data:
Revenues..................................      $ --       $  1,339  $  5,006
Cost of revenues..........................        --          1,311     4,373
                                                -----      --------  --------
Gross profit..............................        --             28       633
                                                -----      --------  --------
Operating expenses:
  Product development.....................        100         3,857     7,413
  Sales and marketing.....................        103         4,815    16,424
  General and administrative..............        158         1,358     2,085
  Stock-based compensation................        --          1,151     4,742
                                                -----      --------  --------
    Total operating expenses..............        361        11,181    30,664
Operating loss............................       (361)      (11,153)  (30,031)
Other income (expense), net...............          2            72       186
                                                -----      --------  --------
Net loss..................................       (359)      (11,081)  (29,845)
                                                -----      --------  --------
Net loss attributable to common
 stockholders.............................      $(359)     $(11,081) $(29,845)
                                                =====      ========  ========
Basic and diluted net loss per common
 share....................................      $ --       $ (12.27) $  (5.60)
                                                =====      ========  ========
Weighted-average shares outstanding used
 in computing net loss per common share...        --            903     5,328

                                                          December 31,
                                                   ---------------------------
                                                      1997
                                                   (unaudited)  1998    1999
                                                   ----------- ------  -------
                                                         (in thousands)
Balance Sheet Data:
Cash and cash equivalents........................    $1,582    $1,061  $14,198
Working capital..................................     1,360    (4,704)  11,028
Total assets.....................................     1,901     4,849   34,773
Capital lease obligations, less current portion..       --        172      811
Notes payable, less current portion..............       --        --     3,959
Mandatorily redeemable convertible preferred
 stock...........................................       --      6,321   51,819
Stockholders' equity (deficit)...................     1,636    (8,044) (32,028)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and related notes. This discussion contains forward-looking statements the accuracy of which involves risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in "Risk Factors" starting on page 6 and elsewhere in this prospectus.

Overview

   We have created an authoritative online source for movie recommendations and selection based on personal preferences. We collect preference data from our users through our Personal Movie Finder service to provide personalized movie recommendations. At our Web site, www.netflix.com, users can rent DVDs through our Unlimited Rental subscription service, purchase DVDs through our e-commerce referral program and choose theater locations and showtimes.

   Our Unlimited Rental subscription service offers an unlimited number of DVD rentals with no due dates or late fees, for between $15.95 and $19.95 per month. Users are allowed to have up to four movies out at the same time to ensure convenient selection at home. As of March 31, 2000, we had over 120,000 paying subscribers to our Unlimited Rental service.

   We currently generate substantially all of our revenue from our Unlimited Rental subscription service. Fees received from our referral e-commerce affiliates have not been significant to date. We expect to begin recognizing revenues from selling advertising on our Web site in the near future. However, we anticipate that DVD rental subscription fees will still generate substantially all of our revenues for the foreseeable future.

   We were organized as a Delaware corporation in August 1997. For the period from our inception through March 1998, our operations consisted primarily of start-up activities such as developing our Web site, raising capital, building our network infrastructure, technology and content development and establishing supplier relationships. We began recognizing revenues in April 1998, when we launched our Web site. From launch through March 1999, we were engaged in the rental and sale of DVDs. Since March 1999, we have been engaged exclusively in the DVD rental business. In September 1999, we launched a subscription service for DVD rental. Since March 2000, we have rented DVDs exclusively through our subscription service.


   We have incurred significant losses since our inception. As of December 31, 1999, we had an accumulated deficit of $41.3 million. We expect that we will continue to incur substantial losses for the foreseeable future and that the rate at which we incur those losses will increase as we expand our customer acquisition activities and the infrastructure to support the growth in our subscriber base. We also expect to incur significant marketing, product development, and general and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability and may never achieve profitability.

Revenues

   Substantially all of our revenues are derived currently from monthly subscription fees related to our Unlimited Rental service. Since launching our Web site in April 1998 through January 1999, our revenues primarily were generated from individual DVD rentals, DVD sales and shipping charges to customers. In March 1999, we stopped selling DVDs. From February 1999 through October 1999, our revenues were generated primarily from individual DVD rentals and shipping charges to customers. In September 1999, we launched our DVD subscription rental service. Through February 2000, for a fixed subscription fee of $15.95 per month, customers could rent up to four DVDs per month with no due dates or late fees, and any additional DVDs ordered in the month were charged to the customer at a rate of $3.98 per DVD. In February 2000, we modified our subscription service to provide unlimited rentals for a fixed monthly fee with a maximum of four DVDs out at the same time. Existing subscribers were migrated to the Unlimited Rental service at a $15.95 per month fee. New subscribers to our Unlimited Rental subscription service pay a monthly fee of $19.95. We periodically test different price points to optimize the relationship between DVD usage, subscriber retention and demand elasticity. In the future, we may offer additional pricing and service subscription options.

   Subscription revenues are recognized ratably during each subscriber's monthly subscription period. Refunds to customers are recorded as a reduction of revenues. Historically, revenues from DVD sales, individual DVD rentals and shipping revenues have been recognized when the product was shipped to the customer from our distribution center.

Cost of Revenues

   Cost of revenues, with respect to individual and subscription DVD rentals, consists of postage, packaging, rental library depreciation and breakage expense related to paying customers. Historically, cost of revenues also included cost of merchandise sold to customers.

   Due to the fixed monthly fee charged to Unlimited Rental subscribers, an increase in the number of DVDs rented per subscriber per month would increase our cost of revenues in absolute dollars and as a percent of revenues.

   Since the introduction of our Unlimited Rental service, we have experienced increases in the average number of DVDs rented per subscriber on a monthly basis. While this trend has not had a material impact on our business to date, if it continues our gross margins will decline. We cannot determine if this trend will continue or how large the impact on our margins will be.

Operating Expenses

   Product development expenses. Product development expenses consist principally of personnel costs for the creation, launch and improvement of our Web site and internal information systems and development of our Personal Movie Finder service and costs to acquire content.

   Sales and marketing expenses. Sales and marketing expenses consist primarily of the direct subscriber acquisition and retention costs related to our DVD rental service. These costs include postage, packaging, rental library depreciation and breakage expense related to our free trial promotion offers to potential new subscribers. Free trial offers have been our primary means of acquiring new customers. We have been promoting aggressively our Unlimited Rental subscription service and, until September 1999, our individual DVD rentals. As part of this strategy, we offer potential subscribers free rentals for a one month trial period. The estimated direct costs of providing free rental trials to potential customers are charged to expense in the month the potential subscriber registers for the free trial. Other sales and marketing expenses include the costs of operating and staffing our distribution and customer service center, advertising, promotional and public relations expenditures.

  General and administrative. General and administrative expenses consist primarily of personnel costs and support costs for finance, legal and human resources functions and other administrative costs.

  Non-cash compensation. Stock-based compensation for equity instruments issued to employees represents the aggregate difference, at the date of grant, between the respective exercise price of stock options or stock grants and the deemed fair market value of the underlying stock. Stock-based compensation is amortized over the vesting period of the underlying options or grant, generally four years, based on an accelerated amortization method. The total unamortized stock-based compensation recorded for all option and stock grants through December 31, 1999 of $6.8 million is expected to be amortized as follows:
$4.2 million in 2000; $1.8 million in 2001; $704,000 in 2002; and $113,000 in
2003.

Other Non-Cash Item

   Upon closing of our initial public offering, we will record a charge to net loss attributable to common stockholders of approximately $29,000,000 for the beneficial conversion feature inherent in the Series E Non-Voting Preferred Stock. The beneficial conversion feature is equal to the difference between the price of the Series E Preferred Stock and the estimated fair value of our common stock at the date the Series E Non-Voting Preferred Stock was issued. The beneficial conversion feature is similar to a dividend on preferred stock that increases net loss to arrive at net loss attributable to common stockholders.

Results of Operations

Period from August 29, 1997 (Inception) to December 31, 1997

   As a development stage company prior to December 31, 1997, we did not generate any revenues or cost of revenues or incur any significant operating expenses. Operating expenses in 1997 of $361,000 were related primarily to start-up activities, developing our Web site, raising capital, building our network infrastructure and establishing supplier relationships.

Fiscal Years Ended December 31, 1998 and 1999

   The following table presents operating results for the periods indicated as a percentage of revenues.

                                                                Years Ended
                                                               December 31,
                                                               ---------------
                                                                1998     1999
                                                               ------   ------
   Revenues...................................................    100 %    100 %
   Cost of revenues...........................................     98       87
                                                               ------   ------
   Gross profit...............................................      2       13
                                                               ------   ------

   Operating expenses:
     Product development......................................    288      148
     Sales and marketing......................................    360      328
     General and administrative...............................    101       42
     Stock-based compensation.................................     86       95
                                                               ------   ------
       Total operating expenses...............................    835      613
                                                               ------   ------

   Operating loss.............................................   (833)    (600)

   Other income (expense), net................................      5        4
                                                               ------   ------
   Net loss...................................................   (828)%   (596)%
                                                               ======   ======

Revenues

   Revenues increased 274% from $1.3 million in 1998 to $5.0 million in 1999. The increase primarily was attributable to growth in the number of paying customers. These increases were offset partially by a decrease in revenues resulting from our decision to stop selling DVDs in March 1999. Even though revenues have grown significantly in recent quarters, we are unlikely to sustain these percentage growth rates in the future.

Cost of Revenues

   Cost of revenues increased 234% to $4.4 million in 1999 compared with $1.3 million in 1998, due to increased sales volume, increased outbound and inbound shipping costs, as well as increased depreciation and scrap expense related to our larger DVD rental library, partially offset by a reduction in the cost of merchandise sold. As a percentage of revenue, cost of revenues decreased from 98% in 1998 to 87% in 1999. The decrease primarily was due to a reduction in the cost of merchandise sold because we stopped selling DVDs. This decrease was offset partially by increases in outbound and inbound shipping costs, as well as increased rental library depreciation and breakage expense due to increased shipment volumes.

Operating Expenses

   Product development expenses. Product development expenses increased 92% from $3.9 million in 1998 to $7.4 million in 1999. This increase primarily was due to increased staffing and associated costs related to building and enhancing the features, content and functionality of our Web site, Personal Movie Finder service and transaction processing systems.

   Sales and marketing expenses. Sales and marketing expenses increased 241% from $4.8 million in 1998 to $16.4 million in 1999. This increase primarily was due to the costs of subscriber acquisition, including advertising and promotional expenditures, and increased personnel and related expenses required to implement our marketing strategy and to fulfill the increased DVD rental volume.

   General and administrative expenses. General and administrative expenses increased 54% from $1.4 million in 1998 to $2.1 million in 1999. This increase was due primarily to increased salaries and related expenses associated with recruiting and hiring additional personnel.

   Stock-based compensation expenses. Stock-based compensation for employees increased 364% from $985,000 in 1998 to $4,566,000 in 1999. This increase was due primarily to additional grants made in 1999 and an increase in the difference between the deemed fair market value of our common stock and the related exercise prices. We also issued stock-based awards to consultants. Stock-based awards granted to consultants are measured at fair value. Stock-based awards granted to consultants increased 6% from $166,000 in 1998 to $176,000 in 1999.

Other Income (Expense), Net

   Interest and other income, net. Net interest and other income, which consists primarily of interest earned on cash, marketable securities and other investments, increased 711% from $114,000 in 1998 to $924,000 in 1999. This increase was due primarily to interest earned on the proceeds received from Series C Preferred Stock issued in February 1999, Series D Preferred Stock issued in June 1999 and a loan in September 1999.

   Interest expense, net. Net interest expense, which primarily consists of interest on capital leases and loans, increased 1,657% from $42,000 in 1998 to $738,000 in 1999. This net increase was due primarily to asset acquisitions financed through loans and capital leases.

Selected Quarterly Operating Results

   The following table sets forth unaudited quarterly statement of operations data for the four quarters ended December 31, 1999. The information for each of these quarters has been prepared on substantially the same basis as the audited financial statements included elsewhere in this prospectus, and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for such periods. This data should be read in conjunction with the audited financial statements and the related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of the operating results for any future period.

                                          Quarter Ended
                              -------------------------------------------
                              March 31,   June 30,   Sept. 30,   Dec. 31,
                                1999        1999       1999        1999
                              ---------   --------   ---------   --------
                                         (in thousands)
Statement of Operations
 Data:
Revenues....................    $   847    $   854     $ 1,170   $  2,135
Cost of revenues............        663        670       1,276      1,764
                                -------    -------     -------   --------
Gross profit................        184        184        (106)       371
Operating expenses:
  Product development.......      1,324      1,533       2,106      2,450
  Sales and marketing.......      1,954      2,930       4,994      6,546
  General and
   administrative...........        532        553         404        596
  Stock-based compensation..       787      1,203       1,500       1,252
                                -------    -------     -------   --------
    Total operating
     expenses...............      4,597      6,219       9,004     10,844
                                -------    -------     -------   --------
Operating loss..............     (4,413)    (6,035)     (9,110)   (10,473)
Interest and other income,
 net........................         74        112         351        387
Interest expense, net.......       (165)      (129)       (149)      (295)
                                -------    -------     -------   --------
Net loss....................    $(4,504)   $(6,052)    $(8,908)  $(10,381)
                                =======    =======     =======   ========
                                          Quarter Ended
                              -------------------------------------------
                              March 31,   June 30,   Sept. 30,   Dec. 31,
                                1999        1999       1999        1999
                              ---------   --------   ---------   --------
As a Percentage of Revenues:
Revenues....................        100 %      100 %       100 %      100 %
Cost of revenues............         78         79         109         83
                                -------    -------     -------   --------
Gross profit................         22         22          (9)        17
Operating expenses:
  Product development.......        156        180         180        115
  Sales and marketing.......        231        343         427        307
  General and
   administrative...........         63         65          35         28
  Stock-based compensation..         93        141         128         59
                                -------    -------     -------   --------
    Total operating
     expenses...............        543        728         770        508
                                -------    -------     -------   --------
Operating loss..............       (521)      (707)       (779)      (491)
Interest and other income,
 net........................          9         13          30         18
Interest expense, net.......        (20)       (15)        (13)       (14)
                                -------    -------     -------   --------
Net loss....................       (532)%     (709)%      (761)%     (486)%
                                =======    =======     =======   ========

   Revenues. Our revenues increased during each quarter presented. Our revenues increased by $965,000, or 82%, to $2,135,000 in the fourth quarter of 1999 compared to $1,170,000 in the third quarter of 1999. This increase was attributable primarily to the launch of our subscription rental service in September 1999. Our subscription revenues accounted for $1.2 million, or 56%, of revenues in the fourth quarter of 1999 as compared to $17,000, or 1%, of total revenues in the third quarter of 1999. This increase in subscription revenue resulted in an increase in revenue per subscription rental DVD in the fourth quarter of 1999.

   Cost of revenues. Our cost of revenues increased during each quarter presented. The increases were due primarily to an increase in DVD rental volume and outbound and inbound shipping costs as well as an increase in DVD rental library depreciation due to the growth of our rental library in each preceding quarter. Cost of revenues increased as a percentage of revenues from 79% in the second quarter of 1999 to 109% in the third quarter of 1999 due primarily to an increase in outbound and inbound shipping costs. Cost of revenues decreased as a percentage of revenue from 109% in the third quarter of 1999 to 83% in the fourth quarter of 1999 primarily due to a decrease in depreciation expense on subscription rental DVDs.

Operating Expenses

   Product development expenses. Product development expenses increased during each quarter presented. These increases were attributable primarily to an increase in personnel and professional consulting costs related to the continued enhancement of our systems and our Web site.

   Sales and marketing expenses. Sales and marketing expenses increased during each quarter presented. These increases were primarily attributable to an increase in general promotional spending and costs associated with an increase in the number of free DVD rentals, as well as an increase in the number of trial offers for a DVD subscription service as well as increased numbers of sales and marketing personnel and related expenses.

   General and administrative expenses. General and administrative expenses increased during each quarter presented except for a decrease from the second quarter of 1999 to the third quarter of 1999. This decrease was primarily attributed to the decrease in relocation expenses related to hiring. The increase in the fourth quarter primarily was attributable to increased salaries and related expenses associated with the recruiting and hiring of additional personnel.

   Stock-based compensation expense. Stock-based compensation expenses increased during each quarter presented except for the fourth quarter of 1999. Stock-based compensation expense declined from the third quarter of 1999 to the fourth quarter of 1999 as a result of compensation charges taken in the third quarter of 1999 resulting from a stock grant made in that quarter.

   We expect that we will experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside our control. Factors that may adversely affect our quarterly operating results include: (1) our ability to maintain or improve subscriber retention rates, attract new users at a steady rate and maintain user satisfaction; (2) our ability to acquire DVDs and to manage fulfillment operations; (3) our ability to maintain gross margins in our existing business and in future product and service areas; (4) the development, announcement, or introduction of new Web sites, services and products by us and our competitors; (5) price competition; (6) our ability to upgrade and develop our systems and infrastructure; (7) the level of use of the Internet and increasing consumer acceptance of the Internet for the purchase and consumption of consumer products and services such as those offered by us; (8) our ability to attract new and qualified personnel in a timely and

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effective manner; (9) the level of traffic on our Web site; (10) changes to our service and product offerings or those of our competitors; (11) our ability to manage effectively our development of new business segments and markets; (12) our ability to successfully manage the integration of operations and technology of acquisitions and other business combinations; (13) technical difficulties, system downtime or Internet brownouts; (14) the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure; (15) governmental regulation and taxation policies; and (16) general economic conditions and economic conditions specific to the Internet, e-commerce and the entertainment industry.

   In addition to these factors, our quarterly operating results are expected to fluctuate based upon seasonal fluctuations in DVD player sales and in the use of the Internet. Based on our limited operating history, we expect to experience stronger seasonal growth in the number of new subscribers during late fall and early winter, reflecting increased purchases of DVD players and redemptions of new trial offers. The DVD industry is new and growing and there may be shifts in seasonal patterns of DVD player sales. Shifts in seasonal sales cycles may occur due to changes in the economy or other factors affecting the market for our services.

Income Taxes

   No provision for federal or state income taxes was recorded as we incurred net operating losses from inception through December 31, 1999. At December 31, 1999, we had approximately $32.7 million of federal and state operating loss carryforwards available to offset future taxable income. The state net operating loss carryforwards begin to expire in 2005 and the federal net operating loss carryforwards begin to expire in 2012. The Tax Reform Act of 1986 imposes restrictions on the utilization of net operating loss carryforwards and tax credit carryforwards in the event of an "ownership change" as defined by the Internal Revenue Code. Our ability to utilize our net operating loss carryforwards is subject to restrictions pursuant to these provisions.

Liquidity and Capital Resources

   From our inception to December 31, 1999, we have financed our operations primarily with $54.1 million raised through the private sale of our common and preferred equity securities. As of December 31, 1999, we had cash, cash equivalents and short-term investments of $20.5 million.

   Net cash used by operating activities was approximately $261,000 in 1997, $5.4 million in 1998 and $16.5 million in 1999. Cash used by operating activities in 1997 was primarily attributable to a net loss of $359,000 and increases in prepaid expenses, partially offset by increases in accounts payable and accrued liabilities. Cash used by operating activities in 1998 was primarily attributable to a net loss of $11.1 million and increases in prepaids and other current assets partially offset by increases in accounts payables, accrued liabilities, deferred compensation expense, depreciation and amortization expense, as well as deferred revenue. Cash used by operating activities in 1999 was primarily attributable to a net loss of $29.8 million partially offset by increases in deferred compensation expense, depreciation and amortization expense, accounts payable, accrued liabilities, noncash interest expense and noncash write-off of broken DVDs, as well as deferred revenue.

   Net cash used by investing activities was approximately $152,000 in 1997, $2.4 million in 1998, and $19.8 million in 1999. Cash used by investing activities in 1997 was attributable to purchases of property and equipment. Cash used by investing activities in 1998 was primarily attributable to purchases of DVDs for our rental library and property and equipment. Cash used by investing activities in 1999 was primarily attributable to purchases of DVDs for our rental library, short-term investments and property and equipment.

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

   Net cash provided by financing activities was approximately $2.0 million in 1997, $7.2 million in 1998 and $49.4 million in 1999. Cash provided by financing activities in 1997 was primarily from proceeds of the sale of our Series A Preferred Stock. Cash provided by financing activities in 1998 was primarily from proceeds of the sale of our Series B Preferred Stock, Series A Preferred Stock, and proceeds from issuance of a note payable. Cash provided by financing activities in 1999 was primarily from proceeds of the sale of our Series C and Series D Preferred Stock and from a loan, partially offset by payment of a note payable.

   At December 31, 1999 we have commitments of approximately $2.0 million in 2000, $1.7 million in 2001, $1.4 million in 2002, $1.0 million in 2003 and
$781,000 in 2004. These commitments are primarily for operating leases related to our corporate headquarters in Los Gatos, California and our operations center in San Jose, California, as well as capital leases related to the purchase of property and equipment.

   We expect to devote substantial resources to continue development of our brand and Web site, expand our advertising sales capability, expand and automate fulfillment operations and build the systems necessary to support our growth. Although we believe that the proceeds of this offering, together with our current cash and cash equivalents will be sufficient to fund our activities for at least the next 12 months, there can be no assurance that we will not require additional financing within this time frame or that additional funding, if needed, will be available on terms acceptable to us or at all. In addition, although there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies, we may, from time to time, evaluate acquisitions of other businesses, products and technologies. In order to consummate potential acquisitions, if any, we may need additional equity or debt financing.

Year 2000 Compliance

   We currently are not aware of any Year 2000 problem in any of our critical systems and services. However, we cannot guarantee that a Year 2000 problem will not become apparent in the future. Should we or any third parties upon which we rely experience any failure in critical systems and services, we might experience, among other difficulties, operational inconveniences and inefficiencies that may divert our management's time and attention from ordinary business activities and could experience harm to our business.

Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position, or SOP, No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of this standard has not had a material effect on our capitalization policy, results of operations, financial position or cash flows.

   In March 2000, the Financial Accounting Standards Board issued Financial Accounting Standard Interpretation No. 44 (FIN 44) "Accounting for Certain Transactions Involving Stock Compensation." This interpretation clarifies the accounting for certain issues relating to employee stock based compensation awards, including the definition of employee, the criteria for a non-compensatory plan and modifications of terms of stock award plans. We do not expect the application of FIN 44 to have a significant impact on our results of operations, financial position or cash flows.

   We do not expect the adoption of Statement of Financial Accounting Standards
(SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," in the third quarter

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

of 2000 to have a significant impact on our results of operations, financial position or cash flows. This statement deals with accounting for derivative instruments and hedging activities.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, or SAB 101. SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our current revenue recognition principles comply with SAB 101.

Qualitative and Quantitative Disclosures about Market Risk

   The primary objective of our investment activities is to preserve principal, while at the same time maximizing income we receive from investments without significantly increased risk. Some of the securities we invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the value of our investment will decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities and certificates of deposit with maturities of less than thirteen months. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate.

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                                    BUSINESS

   We have created an authoritative online source for movie recommendations and selections based on personal preferences. We use the preference data collected by our Personal Movie Finder service to guide consumers to movies they will enjoy viewing at home and in theaters. We believe we currently operate one of the world's largest personal movie preference ratings databases with over 8.9 million personal movie ratings contributed by more than 132,000 individual users as of March 31, 2000. At our Web site, www.netflix.com, users can rent DVDs through our Unlimited Rental subscription service, purchase DVDs through our e-commerce referral program and choose theater locations and showtimes.

   The primary accelerant to the growth of our Personal Movie Finder database has been the ratings collected from subscribers to our Unlimited Rental service. As of March 31, 2000, we had over 120,000 paying subscribers. The rapid growth to date of our Unlimited Rental subscription service has been the result primarily of the rapid consumer adoption of DVD technology and our relationships with leading DVD manufacturers, including Sony, Toshiba, Panasonic and RCA. These DVD manufacturers, which accounted for over 90% of the DVD players sold in the U.S. in 1999, insert promotional offers to our Unlimited Rental subscription service into the boxes of DVD players sold in the U.S. We also have relationships with major consumer electronics retailers, such as Circuit City and The Good Guys, which provide promotional offers for our Unlimited Rental service to their customers.

   With our rapidly growing user base and expanding Personal Movie Finder database we can market movies directly to targeted audiences through e-mail, banner ads, streamed trailers and other rich media content based on the known movie tastes of our individual users. As technology evolves on the Internet, we intend to use our expertise in personal movie recommendations as a programming guide to Internet delivered video for our users.

Industry Background

  The Movie Industry

   Domestic consumer expenditures for filmed entertainment are large and growing. Paul Kagan Associates, Inc., estimates that consumers in the United States spent $25.6 billion on home video and theatrical filmed entertainment in 1999, up from $21.4 billion in 1996, and will grow to $35.0 billion in 2004. Home video rentals are the largest single source of domestic consumer expenditures on movies, representing about $8.3 billion, or 32% of such expenditures in 1999, according to Paul Kagan Associates, Inc.

   The home video segment is in the midst of a rapid transition from VHS tape format to DVD technology. DVD is a digitally recorded format for video, similar to compact discs in the music industry, which provides a higher resolution picture and more robust sound than VHS. With every major domestic movie studio supporting DVD, there are over 5,800 titles currently available in DVD format. According to Paul Kagan Associates, Inc., DVD player adoption has occurred faster in its first three years since introduction than audio CD players, digital broadcast systems or videocassette recorders. According to Paul Kagan Associates, Inc., since the introduction of the DVD player in 1997, the domestic installed base has grown to 5.4 million households at the end of 1999 and is forecast to grow to 39.4 million households by the end of 2004, a 49% compound annual growth rate. In addition, the most recent versions of other consumer devices such as personal computers and entertainment consoles are also capable of playing DVDs.

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

  Movie Marketing

   The movie industry spends a large and increasing amount of money to promote its films. In 1999, members of the Motion Picture Association of America, or MPAA, excluding member company subsidiaries, spent an average of $21.4 million per movie to market and promote the theatrical release of new feature films, according to the MPAA.

   In spite of the large amounts spent on marketing, the industry has lacked an effective means to market movies to targeted audiences on a personalized basis. The MPAA reports that the major studios rely primarily on mass market media to advertise and promote new feature films. According to the MPAA, in 1999, 75.6% of advertising dollars spent by movie studios were directed to newspaper, television, radio, magazines and billboards. A large portion of the remaining dollars was devoted to other mass media including film trailers, point-of-sale promotions in theaters and Internet Web sites. Mass media advertising is effective for blockbuster films with mass-market appeal. For films with narrower appeal, mass media is not always cost effective.

  Consumer Frustrations

   Consumers often are frustrated by their efforts to choose and consume movies. In the absence of personalized movie marketing, consumers rely on traditional information sources for movie recommendations such as advertising, critical reviews and word-of-mouth which may not be reliable predictors of personal movie tastes. As a result, consumers may spend money on movies which they do not like based on poor recommendations.

   Having selected a movie, consumer demand is often frustrated in attempting to view that movie. At the rental store, for example, consumer choice can be limited by shelf space and a focus on new releases, and consumers are inconvenienced by travel to and from the store to pickup and to drop off movies to avoid late fees. At the theater, it often can be difficult to see new and popular releases without significant effort and inconvenience, such as ticket lines, a sold-out box office and inconvenient showtimes. At retail stores, consumers are often inconvenienced by limited choice and a lack of competitive pricing.

  Opportunity on the Internet

   Rapid growth of the Internet is fundamentally changing the way consumers communicate, gather information and purchase products and services without regard to geographical constraints. According to International Data Corporation, there were 186 million Internet users worldwide at the end of 1999, and this number is forecast to grow to 503 million by the end of 2003. According to Jupiter Communications, Internet advertising is projected to grow to $11.5 billion in 2003 from $3.2 billion in 1999. Additionally, according to Forrester Research, Internet commerce is expected to grow to $143.8 billion by the end of 2003 from $20.3 billion in 1999.

   The unique characteristics of the Internet allow businesses to offer a broad selection of services and products, increased information and enhanced convenience. For businesses that offer a marketplace for services, products or information on the Internet, there often develops a network effect by which the most visited Web sites can expand their user generated content faster than their competitors, and in turn attract more traffic to their sites as a result of this user generated content. With their resulting critical mass these Web sites usually become the consumers' destination of choice.

   Many online entertainment Web sites are generally focused on content aggregation and retail commerce and have not effectively harnessed the power of the Internet to gather and utilize personal preference information. For example, many Web sites collect demographic and

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

purchase data about customers as a proxy for user preferences. However, in certain taste-based product areas, like movies, where people consume the product before knowing whether they will like it, purchase behavior can often be a misleading indicator of consumer preference. We believe that there is an opportunity to leverage the Internet to enable consumers to select movies based on their individual preferences and to enable the movie industry to market movies directly to their target consumer audience.

   As technology continues to evolve on the Internet, we expect consumers to be able to access significantly greater quantities of entertainment content, including streamed and downloadable video, than ever before. As access to the number of programming choices grows, we believe consumers will develop a compelling need for a personalized programming guide to find entertainment content compatible with their personal preferences. We believe the limitations for both consumers and movie industry participants creates an opportunity for a company to leverage the power and network effects of the Internet to create a movie portal to solve these needs.

The Netflix Solution

   We are developing a comprehensive online portal for personalized movie recommendations and selection to benefit both consumers and the movie industry community.

  Consumers

   NetFlix offers customers:

  . Personalized recommendations. Consumers use our Personal Movie Finder service to help find movies they will enjoy watching. After rating at least 20 movies on our Web site, any visitor may use the Personal Movie Finder service to receive recommendations based on his or her individual tastes and preferences. As the number of users and their movie ratings increases, we believe our Personal Movie Finder service is able to more accurately predict the preferences of individual users.

  . Multiple consumption options. Once we have recommended a movie, our users can pursue any one of several consumption options, including DVD rental through our Unlimited Rental subscription service, purchase through a referral to one of our six e-commerce affiliates, and, at the theater, by selecting location and showtimes on our Web site. As technology evolves on the Internet, we intend to use our expertise in personal movie recommendations as a programming guide to Internet delivered video for our users.

  . Compelling value. Our Unlimited Rental service provides users the ability to rent as many DVDs as they want for between $15.95 and $19.95 per month and to have up to four DVD movies out at the same time without due dates or late fees. Subscribers can choose, 24 hours a day, seven days a week, from a comprehensive selection of over 5,800 DVD titles. DVDs are mailed individually to subscribers via the U.S. Postal Service with a pre-addressed postage paid return mailer to enable convenient return.

   Movie Industry Community

   Our solution also offers a number of potential benefits for the other members of the movie industry community, including producers, distributors, marketers, theaters, retailers and consumer electronics manufacturers. These benefits include:

  . Targeted consumer marketing. We are well positioned to help studios promote new releases to targeted audiences based on our Personal Movie Finder preference

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

     information. This will enable studios to reach interested consumers more cost effectively and directly through e-mail, banner ads, streamed trailers and other rich media content.

  . Online theater promotion and ticket sales. We recommend theaters based on location, showtimes and features such as screen size, seating and sound systems. We also offer our customers personalized recommendations for theatrical releases and plan to offer access to e-tickets for those movies in the future.

  . Increased retail sales for our affiliates. We help increase sales at both online and offline retailers of DVDs and DVD players. We have relationships with major DVD manufacturers, including Sony, Toshiba, Panasonic and RCA, which accounted for over 90% of all DVD players sold in the U.S. in 1999, and with major electronics retailers of DVD players, including Circuit City and The Good Guys, to offer coupons for our Unlimited Rental subscription service to their customers as a DVD player purchase incentive. We also have relationships with leading online retailers Amazon.com,, Buy.com, DVD Express, Reel.com, Sam Goody.com and 800.com to whom we refer our customers who wish to purchase movies.

The NetFlix Strategy

   Our goal is to be the definitive online intermediary for choosing movies and other video entertainment. Key elements of our strategy include:

   Build the authoritative personal movie recommendation service. We have built what we believe to be the world's largest movie ratings database that contains over 8.9 million personal movie ratings from over 132,000 individual consumers. The large number of personal ratings has been driven by increasing consumer use of our Personal Movie Finder recommendation service and the success of our Unlimited Rental subscription service. As the number of users and their movie ratings increases, Personal Movie Finder is able to more accurately predict the preferences of individual users. As our recommendations become better, we believe we will attract more users, creating a cycle that leverages the database's network effect. We intend to exploit our first-mover advantage and to continue to increase the size and robustness of the database by aggressively marketing our Unlimited Rental subscription service and adding additional features to our Web site.

   Build the NetFlix brand and community. We intend to build the NetFlix brand as the definitive, trusted Internet intermediary for choosing movie and other video entertainment. We believe that building greater awareness of the NetFlix brand within and beyond the NetFlix community of Unlimited Rental subscribers is critical to expanding its user base beyond the DVD home video market. The larger user base also will increase the predictive capability of our Personal Movie Finder service. Historically we have relied mainly on promotional offers distributed by DVD manufacturers to promote the Unlimited Rental subscription service. We intend to broaden our brand awareness and visibility through a variety of marketing and promotional activities, including advertising in print and broadcast media and on other leading Internet Web sites, conducting an ongoing public relations campaign, engaging in cross-promotional activities with our DVD manufacturer partners, as well as developing new business alliances and partnerships including co-branded syndication of our Personal Movie Finder service.

   Enhance the user experience. We intend to continuously enhance the features and functionality of our service to improve the user experience on our Web site. Augmenting the personalization features of our Web site is key to this endeavor. For instance, most pages the

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user views on our Web site vary based on the user's preferences and movie rental history. We will continue to expand the dynamic features of our Web site in order to enhance our customer's overall satisfaction. We also offer users content such as movie reviews and streamed trailers. We plan to invest heavily in technology and customer service to improve the speed and ease-of-use of our Web site and the overall user experience.

   Pursue multiple revenue streams. To date, substantially all of our revenue has been derived from our Unlimited Rental subscription service and its predecessor services. We have the opportunity, however, to leverage the traffic on our Web site to pursue additional revenue streams. For instance, we currently share in the retail sales resulting from referrals to our six e-commerce affiliates. We also intend to derive additional revenue from the introduction of new services such as banner advertisements and sponsored content areas on our Web site, promotional messaging in connection with the more than 800,000 DVD mailers we ship monthly, access to theatrical e-ticketing and marketing programs for theatrical releases. We also are considering opportunities to leverage our operational infrastructure from our Unlimited Rental subscription service to pursue additional revenue opportunities.

   Build strong studio relationships. We view the movie studios and their distributors as strategically important and plan to invest in building strong relationships with them. Our Personal Movie Finder preference data will enable movie studios and their distributors to reach highly targeted audiences to promote new theatrical and home video releases. Through targeted marketing and virtually unlimited online shelf space, we can offer studios enhanced promotional opportunities for new titles and back catalog.

NetFlix Offerings

   We offer a wide range of services designed to help our users identify, locate, purchase and rent movies they will enjoy at home or in a local theater. The key features of our Web site include our Personal Movie Finder service, our Unlimited Rental subscription service, our DVD sales referral program, our theatrical showtime and information listings, our dynamic presentation of movie selections and our unique content and customer communications.

   Personal Movie Finder Service

   The heart of our Personal Movie Finder service is our proprietary CineMatch technology, which enables us to accurately predict the movie tastes of our customers. Each user who enters our Web site is given the opportunity to rate movies. Based on a user's own movie ratings, our Personal Movie Finder service enables us to recommend "best bets" based on the ratings of thousands of other users. As the number of users and their movie ratings increases, our Personal Movie Finder service is able to more accurately predict the preferences of individual users. Our recommendations are available to anyone, whether or not an Unlimited Rental subscriber, who has rated at least 20 movies on our Web site. By aggregating these ratings, we have built what we believe to be the world's largest personal movie ratings database that contains over 8.9 million movie ratings from more than 132,000 individual consumers as of March 31, 2000. Over the ten weeks ended April 7, 2000, our users rated movies at an average rate of more than 720,000 per week.

   We also use our Personal Movie Finder service to determine which movies to display to a customer and in which order. For example, a list of new releases may be ranked by user preference rather than by release date, allowing a user to more quickly focus on movies he or she is likely to enjoy. In addition, these ratings will determine which movies to feature in lead page positions on our Web site to increase customer satisfaction and rental activity.

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

   Unlimited Rental Subscription Service

   Our Unlimited Rental service is a monthly DVD subscription program offering a selection of over 5,800 movie titles on DVD, an unlimited number of rentals each month and no due dates or late fees, for between $15.95 and $19.95 per month. Users are allowed to have up to four movies out at the same time and may keep each one for as long as they wish. Subscribers choose their movies online using our CineMatch technology or by searching for movie titles. The movies are mailed individually via the U.S. Postal Service with a pre-addressed postage paid return mailer. Subscribers build a queue of movies they would like to see so that a new movie is automatically shipped, usually within a day after one is returned. We believe that, based on historical trends, on average more than 85% of subscribers are active renters in any given month.

   Sales Referral Service

   A significant percentage of DVD owners choose to purchase DVDs from online retailers, and there frequently is variability in the pricing, selection and service levels of these vendors. We offer a DVD shopping service that allows customers to locate and compare the prices of DVDs among our six e-commerce affiliates. This service enables the consumer to simultaneously determine shipping and tax, evaluate shipping and service policies and identify specials. In addition, we provide editorial reviews and customer ratings of these affiliates. Customers choosing to purchase a DVD from an affiliate can click-through directly to the appropriate page on the affiliate's Web site to complete the purchase.

   Theater Services

   We recently expanded our Personal Movie Finder service beyond movies available on DVD to include theatrical releases. In addition to providing detailed content and editorial for these titles, we offer showtimes and locations for movies. Our Personal Movie Finder service also can make a theater recommendation based on a customer's location preference. Our Web site also helps customers make informed decisions about which theater to attend by providing detailed descriptions and customer reviews of theaters throughout North America. Finally, we intend to access to offer e-ticketing services by which customers will be able to reserve and purchase tickets for specific theaters and showtimes.

   Dynamic Presentation

   We personalize the presentation of movies, information and services on our Web site for each customer. The presentation is adjusted dynamically depending on a number of factors, including the customer's movie taste and physical location and our current inventory levels and merchandising requirements. A new customer would be presented with offers and services likely to be attractive to a first-time visitor, while an existing customer would receive a home page featuring products and information chosen based on that customer's preferences.

   Dynamic merchandising also is used on the Web site as a means to efficiently manage our inventory and to increase subscriber satisfaction with our service. For example, a title that becomes temporarily out of stock will no longer be recommended to a customer and will be replaced on the Web site on a real time basis with other recommended titles. This dynamic exchange of titles occurs throughout the day as our systems constantly update inventory levels.

   Content and Communication

   We offer extensive content to help our customers find movies. In addition to specific Personal Movie Finder ratings, customers can view DVD box shots, editorial descriptions of

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each movie, promotional movie trailers and movie critic recommendations. We update this content as new movies become available.

   We aggressively encourage our customers to contribute reviews of movies, theaters, online retailers and movie critics through our "You Review It!" feature. We also provide information and special offers to customers who elect to receive them by e-mail through our "NetFlix Knows" services, including our "NetFlix Knows the Buzz" e-mail newsletter, which gives information on movies, stars, trivia and special offers, "Editor's Choice" which provides customized recommendations directly to a user's e-mail and "Lights . . . Camera . . . Action!" which reminds users to visit our Web site in time to receive movies for the weekend.

Sales and Marketing

   We currently focus on bringing users to our Web site through our Unlimited Rental subscription service, which we promote primarily through our free trial offer programs in partnership with DVD equipment manufacturers and retailers and other parties with whom we have relationships.

  . DVD Equipment Manufacturers. We have relationships with major DVD manufacturers, including Sony, Toshiba, Panasonic and RCA, which accounted for over 90% of all DVD players sold in the U.S. in 1999, to offer coupons for our Unlimited Rental subscription service to their customers as a DVD player purchase incentive. Our agreements with these consumer electronic manufacturers provide that the retailers promote our service on a non-exclusive basis as a means of making their DVD players more attractive to consumers.

  . DVD Equipment Retailers. We have relationships with major electronics retailers of DVD players, such as Circuit City and The Good Guys, to offer coupons for our Unlimited Rental subscription service to their customers as a DVD player purchase incentive. These promotional programs typically include point-of-sale materials promoting the NetFlix service, including stickers on product packaging, and inclusion in store circulars and catalogs.

  . DVD Retailers. We provide our promotional offers for the Unlimited Rental subscription service to purchasers of DVDs at stores such as Suncoast Video.

  . Other Promotions. We also distribute our promotional offers through other means such as direct mail and online promotions, and through other companies involved in the movie and DVD industry such as Monster Cable Products, Inc., an audio component manufacturer.

   We intend to broaden our brand awareness and visibility through a variety of marketing and promotional activities, including advertising in print and broadcast media and on other leading Web sites, conducting an ongoing public relations campaign, engaging in cross-promotional activities with our DVD manufacturer partners, as well as developing new business alliances and partnerships which could include co-branded syndication of our Personal Movie Finder service.

Customer Service

   We believe that our ability to establish and maintain long-term relationships with our customers depends, in part, on the strength of our customer support and service operations. Furthermore, we encourage and utilize frequent communication with and feedback from our customers in order to continually improve our Web site and our services. Our team of customer support and service personnel is responsible for handling general customer inquiries, answering customer questions about the rental process and investigating the status of shipments and payments. Our customer support and service operates 18 hours a day seven days a week. We utilize email to proactively correspond with our customers. We also offer phone support for customers who prefer to talk directly with a customer service representative. We have automated certain tools used by our customer support and service staff and intend to actively pursue further automation and enhancements of our customer support and service systems and operations. Our customer service operations are housed in our San Jose, California facility.

Fulfillment and Inventory Management

   We currently stock more than 5,800 DVD titles and own in excess of 800,000 DVDs. We manage our fulfillment operations for our Unlimited Rental operations in-house with no outsourcing. During March 2000, we shipped in excess of 800,000 DVDs to our subscribers. Our fulfillment operations are housed in a 58,000 square foot facility in San Jose, California. This same facility processes all DVDs as they are returned by subscribers. During March 2000, we processed in excess of 800,000 DVD returns. We believe that we can ship up to six million DVDs per month from this facility without additional automation and eight million DVDs per month with planned investments in partial automation.

   We use commercially available software programs and invest in the development of proprietary software programs to manage the fulfillment of individual orders and the integration of the Web site interface, transaction processing systems, fulfillment operations, inventory levels and customer service.

Supplier Relationships

   We purchase DVDs from various suppliers based on a combination of factors including favorable credit terms, cost and depth of inventory. We typically receive next business day delivery for all DVD new release and catalog titles, with the exception of titles placed on moratorium by the releasing studio. Ingram Entertainment, Inc. and Amplified.com, Inc. are our two largest suppliers and accounted for approximately 49% and 33%, respectively, of our DVD purchases in 1999. Historically, we have not purchased DVDs directly from major or independent film studios, nor have we entered into any revenue sharing agreements with such parties, although we continue to examine such relationships and engage in revenue sharing discussions with major studios from time to time. Currently, we do not have long-term written supply agreements with any studio or other supplier.

Technology

   We have implemented a broad array of Web site management, search, customer interaction, transaction-processing and fulfillment services and systems using a combination of our own proprietary technologies and commercially available, licensed technologies. Our current strategy is to focus our development efforts on creating and enhancing the specialized, proprietary software that is unique to our business and to license commercially available technology whenever possible.

   Our CineMatch technology, which powers our Personal Movie Finder service, contains a proprietary set of algorithms to compare a user's movie preferences with the preferences contained in our database. This collaborative filtering technology allows us to provide customized recommendations that are unique to each user.

   We use a customized set of applications for managing customer DVD requests, shipment on a timely basis and the subsequent processing of the customer's DVD return. These applications also manage the process of accepting, authorizing and charging customer credit cards. In addition, our systems allow us to maintain ongoing automated e-mail communications with customers throughout the ordering process at a negligible incremental cost. These systems fully automate many routine communications, facilitate management of customer e-mail inquiries and allow customers to, on a self-service basis, check order status, change their e-mail address or password and check subscriptions to personal notification services. Our Web site also incorporates a variety of search and database tools. In addition, our transaction processing systems are fully integrated with the remainder of our accounting and financial systems.

   A group of systems administrators and network managers monitor and operate our Web site, network operations and transaction processing systems. The uninterrupted operation of our Web site and transaction processing systems is essential to our business, and it is the job of the Web site operations staff to ensure, to the greatest extent possible, the reliability of our Web site and transaction processing systems. We use the services of Exodus Communications, Inc. to obtain connectivity to the Internet over multiple dedicated T1 lines and to physically house our servers. Exodus has custom designed facilities that offer redundant power, security, connectivity and environmental controls.

Competition

   The market for our services is intensely competitive and subject to rapid change. Barriers to entry are relatively low, and current and new competitors can launch new Web sites at a relatively low cost. Although we believe no company currently offers the combination and quality of services we offer, our principal competitors include, or could include:

  . traditional movie rental chains, such as Blockbuster Video and Hollywood Video;

  .  online local delivery services, such as Kozmo.com;

  .  online entertainment sites, such as E! Online and Yahoo! Movies;

  . online movie review and opinion sites, such as epinions.com and Amazon.com's IMDB.com;

  . online movie theater ticket sellers, such as AOL's MovieFone and Hollywood.com;

  .  online movie retailers, such as Amazon.com and Reel.com;

  .  traditional movie retail stores, such as Tower Video and Wal-Mart; and

  . video streaming companies, such as RealNetworks, iFilm.com and AtomFilms.com.

We believe that the principal competitive factors in our market are:

  .  brand recognition;

  .  Web site content, including the ability to recommend movies;

  .  product selection, availability and cost;

  .  reliable and timely fulfillment;

  .  ease of use;

  .  customer service; and

  .  price.

   We believe that we compete favorably with respect to these factors. However, many of our current and potential competitors have longer operating histories, larger customer bases, significantly greater brand recognition and significantly greater financial, marketing and other resources than we do. Some of our competitors have adopted, and may continue to adopt, aggressive pricing policies and devote substantially more resources to Web site and systems development than we do. Increased competition may adversely impact our operating margins, market share and brand recognition. In addition, our competitors may form strategic alliances with suppliers and movie production studios which could adversely affect our ability to obtain products on favorable terms. We may be unable to compete successfully against current or future competitors.

Intellectual Property

   We use a combination of trademark, copyright and trade secret laws and confidentiality agreements to protect our proprietary technology. We have applied for several trademarks. Our pending trademark applications may not be allowed. Even if these applications are allowed, these trademarks may not provide us a competitive advantage. Competitors may challenge successfully the validity and scope of our trademarks.

   From time to time, we may encounter disputes over rights and obligations concerning intellectual property. We believe that our products do not infringe the intellectual property rights of third parties. However, we cannot assure you that we will prevail in all intellectual property disputes.

Employees

   As of December 31, 1999, we had 270 full-time employees. We utilize part-time and temporary employees to respond to fluctuating market demand for DVD shipments. Our employees are not covered by a collective bargaining agreement, and we consider our relations with our employees to be good.

Facilities

   Our executive offices are located in Los Gatos, California, where we lease approximately 12,000 square feet under a lease which expires in January 2001. We anticipate that we will have to relocate our headquarters within the next twelve months. We also lease approximately 58,000 square feet of space in San Jose, California, where we maintain our customer service, IT operations, and fulfillment operations center under a lease which expires in October 2004. We are exploring opening additional operations centers, possibly outside the state of California.

Legal Proceedings

   From time to time, we may become involved in litigation relating to clams arising from our ordinary course of business. We believe there are no claims or actions pending or threatened against us, the ultimate disposition of which would have a material adverse effect on us.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information with respect to our executive officers and directors as of March 31, 2000.

Name                       Age Position
----                       --- --------
Reed Hastings............   39 Chief Executive Officer, President and Chairman of the Board
Marc B. Randolph.........   41 Executive Producer and Director
Thomas R. Dillon.........   56 Vice President of Operations
Neil Hunt................   38 Vice President of Internet Engineering
Leslie J. Kilgore........   34 Vice President of Marketing
J. Mitchell Lowe.........   47 Vice President of Business Development
W. Barry McCarthy, Jr. ..   46 Chief Financial Officer
Patty McCord.............   46 Vice President of Human Resources
Eric P. Meyer............   35 Vice President of Database Systems
Deborah J. Pinkston......   38 Vice President of Sales
Timothy M. Haley.........   45 Director
Jay C. Hoag..............   41 Director
Samir P. Master..........   31 Director
Michael N. Schuh.........   56 Director

   Messrs. Hoag, Master and Schuh comprise NetFlix's audit committee. Messrs. Haley and Hoag comprise NetFlix's compensation committee.

   Reed Hastings has served as our Chief Executive Officer since September 1998, our President since July 1999 and Chairman of the Board since inception. From June 1998 to June 1999, Mr. Hastings served as Chief Executive Officer of Technology Network, a political service organization for the technology industry. Mr. Hastings served as Chief Executive Officer of Pure Software, a maker of software development tools, from its inception in October 1991 until it was acquired by Rational Software Corporation, a software development company, in August 1997. Mr. Hastings holds an M.S.C.S. degree from Stanford University, and a B.A. from Bowdoin College.

   Marc B. Randolph has served as our Executive Producer since October 1998, as our President and CEO from August 1997 to September 1998 and as a member of our board of directors since inception. From October 1996 to August 1997, Mr. Randolph served as Vice President of Marketing for IntegrityQA, a maker of software development tools, and its successor, Pure Atria, a developer of bug-detection, load testing and change management software tools. From February 1995 to September 1996, he served as Vice President of Marketing of Visioneer, a wholly-owned subsidiary of Primax Electronics Ltd. that develops and markets imaging products. Mr. Randolph holds a B.A. from Hamilton College.

   Thomas R. Dillon has served as our Vice President of Operations since April 1999. From January 1998 to April 1999, Mr. Dillon served as Chief Information Officer at Candescent Technologies Corp., a manufacturer of flat panel displays. From May 1987 to December 1997, he served as Chief Information Officer of Seagate Technology, a maker of computer peripherals. Mr. Dillon holds a B.S. from the University of Colorado.

   Neil Hunt has served as our Vice President of Internet Engineering since January 1999. Prior to joining NetFlix, Mr. Hunt served as a Director of Engineering of Rational Software Corporation from August 1997 to January 1999, and in various engineering roles for its predecessor, Pure Software from April 1992 to August 1997. Mr. Hunt holds a B.S. from the University of Durham, U.K. and a Ph.D. from the University of Aberdeen, U.K.

   Leslie J. Kilgore has served as our Vice President of Marketing since March 2000. Prior to joining NetFlix, Ms. Kilgore served as a Director of Marketing for Amazon.com, an Internet commerce retailer, from February 1999 to March 2000. She served as a brand manager for The Procter & Gamble Company, a manufacturer and marketer of consumer products, from August 1992 to February 1999. Ms. Kilgore has a B.S. from The Wharton School of Business at the University of Pennsylvania and an M.B.A. from the Stanford University Graduate School of Business.

   J. Mitchell Lowe has served as our Vice President of Business Development since February 1998 and was a consultant to NetFlix from October 1997 to February 1998. Mr. Lowe is a founder of and has served as Chief Executive Officer and director of Interaction, Inc., a video rental chain, from January 1984 to the present. Mr. Lowe served on the Board of Directors of the Video Software Dealers Association from 1991 to 1998 and as its Chairman of the Board from 1996 to 1997.

   W. Barry McCarthy, Jr. has served as our Chief Financial Officer since April 1999. From January 1993 to December 1999, Mr. McCarthy was Senior Vice President and Chief Financial Officer of Music Choice, a music programming service distributed over direct broadcast satellite and cable systems. From June 1990 to December 1992, Mr. McCarthy was Managing Partner of BMP Partners, a financial consulting and advisory firm. From 1982 to 1990, Mr. McCarthy was an Associate, Vice President and Director with Credit Suisse First Boston, an investment banking firm. Mr. McCarthy holds an M.B.A. from The Wharton School of Business at the University of Pennsylvania and a B.A. from Williams College.

   Patricia J. McCord has served as our Vice President of Human Resources since November 1998. Prior to joining NetFlix, as a principal of Patty McCord Consulting, Ms. McCord served as a consultant to various startups from January 1998 to November 1998. From June 1994 to July 1997, Ms. McCord served as Director of Human Resources at Rational Software Corporation, a software development company. Ms. McCord attended Sonoma State College.

   Eric P. Meyer has served as our Vice President of Database Systems since January 1999, our Vice President of Engineering from April 1998 to January 1999, and our Director of Engineering from October 1997 to March 1998. Prior to joining NetFlix, Mr. Meyer served as Senior Manager in the Strategic Services practice of KPMG from August 1995 to September 1997. From January 1993 to July 1995, Mr. Meyer served as Chief Information Officer of Harry's Farmers Market. Mr. Meyer holds an M.S.C.S. degree from Brown University and a B.S. degree from Purdue University.

   Deborah J. Pinkston has served as our Vice President of Sales since February 2000. Prior to joining NetFlix, Ms. Pinkston served as Vice President of Advertising Sales for Egghead.com, a software retailer, from March 1998 to February 2000. From October 1996 to March 1998, Ms. Pinkston served as Director of Advertising Sales for Hearme Inc., an operator and licensor of real-time Internet communication tools, and from September 1995 to August 1996, Ms. Pinkston served as Director of Marketing Services for Accolade, Inc., a video game developer and publisher. From October 1991 to February 1995, Ms. Pinkston served as Manager, Contract Negotiations and Professional Relations at Syntax Laboratories Inc. Ms. Pinkston holds a B.A. from the University of California at Los Angeles and an M.B.A. from the University of Southern California.

   Timothy M. Haley has served as one of our directors since June 1998. Mr. Haley is a co-founder of Redpoint Ventures, a venture capital firm, and has been a Managing Director of the firm since November 1999. Mr. Haley has been a Managing Director of Institutional Venture Partners, a venture capital firm, since February 1998. Prior to joining Institutional Venture

Partners, from June 1986 to February 1998, Mr. Haley was the President of Haley Associates, an executive recruiting firm in the high technology industry. Mr. Haley currently serves on the Board of Directors of ABRA, Inc., HelloBrain.com, Homestead.com, Octopus.com, Reflect.com and ThemeStream. Mr. Haley received his B.A. from Santa Clara University.

   Jay C. Hoag has served as one of our directors since June 1999. Since June 1995, Mr. Hoag has been a General Partner at Technology Crossover Ventures, a venture capital firm. From 1982 to 1994, Mr. Hoag served in a variety of capacities at Chancellor Capital Management. Mr. Hoag currently serves on the board of directors of Autoweb.com, a consumer automotive internet service, eLoyalty, a customer loyalty solutions company, iVillage, Inc., a leading online women's network, ONYX Software Corporation, a software company, and several private companies. Mr. Hoag holds a B.A. in economics and political science from Northwestern University and an M.B.A. from the University of Michigan.

   Samir P. Master has served as one of our directors since October 1999. Since June 1999, Dr. Master has served as a Senior Partner of Europ@web B.V., a global Internet investment group. From December 1996 to December 1998, Dr. Master was a Managing Director at Comdisco Ventures, a debt and equity venture capital fund based in Menlo Park, California. From February 1996 to November 1996, he was a strategy consultant with the Managed Care practice of PriceWaterhouse, LLC. He currently also serves on the board of directors of Mercata.com, and HealthAllies.com. Dr. Master holds a B.S.M. from Northwestern University in Evanston, Illinois, an M.D. from Northwestern Medical School and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

   Michael N. Schuh has served as one of our directors since February 1999. From August 1998 to the present, Mr. Schuh has served as a member of Foundation Capital Management II, a venture capital firm. Prior to joining Foundation Capital, Mr. Schuh was a founder and Chief Executive Officer of Intrinsa Corporation, a supplier of productivity solutions for software development organizations from 1995 to 1998. Mr. Schuh served as Vice President of Sales at Clarify, Inc., a customer relationship software maker, from 1994 to 1995. Mr. Schuh is currently the Chairman of the Board of Intrinsa Corporation, and a member of the board of directors of several private companies. Mr. Schuh holds a B.S.E.E. from the University of Maryland.

Classified Board

   Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, two of the nominees to the board will be elected to one-year terms, two will be elected to two-year terms and two will be elected to three-year terms. Thereafter, directors will be elected for three-year terms. Messrs. Randolph and Master and have been designated Class I directors whose term expires at the 2001 annual meeting of stockholders. Messrs. Schuh and Haley have been designated Class II directors whose term expires at the 2002 annual meeting of stockholders. Messrs. Hastings and Hoag have been designated Class III directors whose term expires at the 2003 annual meeting of stockholders. For more information on the classified board, see the section entitled "Description of Capital Stock--Delaware Antitakeover Law and Certain Charter and Bylaw Provisions."

   Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

Board Committees

   We established an audit committee and compensation committee in March 2000.

   Our audit committee consists of Messrs. Hoag, Master and Schuh. The audit committee reviews the internal accounting procedures of NetFlix and consults with and reviews the services provided by our independent accountants.

   Our compensation committee consists of Messrs. Haley and Hoag. The compensation committee reviews and recommends to the board of directors the compensation and benefits of employees of NetFlix.

Compensation Committee Interlocks and Insider Participation

   Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

   Directors do not currently receive any cash or equity compensation from us for their service as members of the board of directors.

Executive Compensation

   The table below summarizes the compensation earned for services rendered to NetFlix in all capacities for the fiscal year ended December 31, 1999 by our Chief Executive Officer and our four next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 1999 and for one individual who would have been one of the most highly compensated but for the fact that such individual was not serving as an executive officer as of December 31, 1999. These executives are referred to as the Named Executive Officers elsewhere in this prospectus.

                           Summary Compensation Table

                                            Annual      Long-Term Compensation
                                         Compensation           Awards
                                       ---------------- -----------------------
                                                        Securities
                                                        Underlying  All Other
Name and Principal Positions      Year  Salary   Bonus   Options   Compensation
----------------------------      ---- -------- ------- ---------- ------------
Reed Hastings.................... 1999 $ 12,698 $   --       --      $   252
  Chief Executive Officer,
   President, Chairman of the
   Board
Neil Hunt........................ 1999  131,321     --   210,000         252
  Vice President of Internet
   Engineering
Omer Malchin..................... 1999  152,512     --       --       50,108(2)
  Former Vice Present of
   Marketing (1)
W. Barry McCarthy, Jr............ 1999  129,702     --   330,000         189
  Chief Financial Officer
Eric P. Meyer.................... 1999  143,514     --    25,000         252
  Vice President of Database
   Systems
Marc B. Randolph................. 1999  156,025     --       --          252
  Executive Producer and Director

--------
(1) Mr. Malchin's employment with NetFlix ended on September 13, 1999.
(2) Includes a $50,000 severance payment paid to Mr. Malchin.

Option Grants During Last Fiscal Year

   The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers in the fiscal year ended December 31, 1999, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

   In 1999, we granted options to purchase up to an aggregate of 1,900,116 shares to employees, directors and consultants. All options were granted under our 1997 Stock Plan at exercise prices at or above the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of ten years. Optionees may pay the exercise price by cash, check, promissory note or delivery of already-owned shares of our common stock. All options are immediately exercisable upon grant; however, any unvested shares are subject to repurchase by us at their cost in the event of the optionee's termination of employment for any reason (including death or disability). All option shares vest over four years, with 25% of the option shares vesting on the date one year after the vesting commencement date, and 1/48th of the remaining option shares vesting each month thereafter.

                                      Individual Grants
                          -----------------------------------------
                                       % of                             Potential
                                       Total                        Realizable Value
                                      Options                       at Assumed Annual
                                      Granted                        Rates of Stock
                          Number of     to                                Price
                          Securities Employees                      Appreciation for
                          Underlying  In Last  Exercise                Option Term
                           Options    Fiscal     Price   Expiration -----------------
Name                       Granted     Year    per share    Date       5%       10%
----                      ---------- --------- --------- ---------- -------- --------
Reed Hastings...........       --       -- %     $ --          --   $    --  $    --

Neil Hunt...............   210,000     11.1       0.11    01/25/09    38,046   62,533

Omer Malchin............       --       --         --          --        --       --

W. Barry McCarthy, Jr...   330,000     17.4       1.00    04/14/09   477,633  785,042

Eric P. Meyer...........    25,000      1.3       0.11    01/29/09     4,529    7,444

Marc B. Randolph........       --       --         --          --        --       --

Aggregate Option Exercises During the Last Fiscal Year and Fiscal Year-End Option Values

   The following table sets forth information with respect to the Named Executive Officers concerning option exercises for the fiscal year ended December 31, 1999, and exercisable and unexercisable options held as of December 31, 1999.

   The "Value of Unexercised In-the-Money Options at December 31, 1999" is based on a value of $2.00 per share, the fair market value of our common stock as of December 31, 1999, as determined by the board of directors, less the per share exercise price multiplied by the number of shares issued upon exercise of the option. All options were granted under our 1997 Stock Plan. All options are immediately exercisable; however, as a condition of exercise, the optionee must enter into a stock restriction agreement granting us the right to repurchase the unvested shares issuable by such exercise at their cost in the event of the optionee's termination of employment. The shares vest over four years, with 25% of the shares vesting on the first anniversary of the date of grant and the remaining shares vesting ratably each month thereafter.

                                                    Number of Securities             Value of Unexercised In-
                           Shares                  Underlying Unexercised              the-Money Options at
                          Acquired              Options at December 31, 1999             December 31, 1999
                             on         Value   ---------------------------------    -------------------------
Name                      Exercise     Realized  Unexercisable       Exercisable     Unexercisable Exercisable
----                      ---------    -------- ----------------    -------------    ------------- -----------
Reed Hastings...........  1,550,000    $   --                   --               --    $    --        $--
Neil Hunt...............    210,000        --                   --               --         --         --
Omer Malchin............    106,250(1)     --                   --               --         --         --
W. Barry McCarthy, Jr...        --         --               330,000              --     330,000        --
Eric P. Meyer...........    325,000     18,000                  --               --         --         --
Marc B. Randolph........        --         --                   --               --         --         --

--------
(1) Does not include 318,750 shares of common stock acquired on exercise by Mr. Malchin and repurchased by us at cost upon Mr. Malchin's termination.

Compensation Plans

   Amended and Restated 1997 Stock Plan

   Our amended and restated 1997 Stock Plan provides for the grant of incentive stock options to our employees, including our officers and employee directors, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. This 1997 Stock Plan was adopted by our board of directors in 1997 and was amended and restated in March 2000.

   A total of 6,952,250 shares of our common stock have been reserved for issuance under our amended and restated 1997 Stock Plan. In addition, annual increases will be added beginning in January 2001, equal to the lesser of 1,550,000 shares, 5% of our then outstanding shares, or an amount determined by our board of directors. As of April 13, 2000, options were exercised to purchase 3,521,174 shares of currently outstanding common stock, options to purchase 2,543,097 shares of common stock were outstanding and 887,979 shares were available for future grant.

   Administration. Our board of directors or a committee of our board of directors administers the amended and restated 1997 Stock Plan. The administrator has the power to determine, among other things:

  . the terms of the options or stock purchase rights granted, including the exercise price of the option or stock purchase right;

  .  the number of shares subject to each option or stock purchase right;

  .  the exercisability of each option or stock purchase right; and

  . the form of consideration payable upon the exercise of each option or stock purchase right.

   Options. The administrator determines the exercise price of options granted under the amended and restated 1997 Stock Plan, but with respect to all incentive stock options and nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must at least equal the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

   No optionee may be granted an option to purchase more than 1,500,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an additional option to purchase up to 500,000 shares.

   After termination of employment, a participant may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for 3 months. However, an option may never be exercised later than the expiration of its term.

   Stock Purchase Rights. The administrator determines the exercise price of stock purchase rights granted under our amended and restated 1997 Stock Plan. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason (including death or disability). The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which our repurchase option will lapse.

   Transferability of Options and Stock Purchase Rights. Our amended and restated 1997 Stock Plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option or stock purchase right during his or her lifetime.

   Adjustments upon Merger or Asset Sale. Our amended and restated 1997 Stock Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent option or right for each outstanding option or stock purchase right.

   If there is no assumption or substitution of outstanding options or stock purchase rights, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

   In addition, if, within twelve months of a merger or sale of assets, a holder of an option under our amended and restated 1997 Stock Plan is terminated involuntarily other than for cause, the vesting schedule for such holder's option will accelerate with respect to an amount of shares equal to the number of shares that would otherwise vest over the following twelve months.

   Amendment and Termination of the Amended and Restated 1997 Stock Plan. Our amended and restated 1997 Stock Plan will automatically terminate in April 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the amended and restated 1997 Stock Plan provided it does not adversely affect any previously granted option or stock purchase right or any previously issued shares of common stock.

   2000 Employee Stock Purchase Plan

   Our 2000 Employee Stock Purchase Plan was adopted by our board of directors in April 2000. A total of 550,000 shares of our common stock have been reserved for issuance, plus annual increases beginning in January 2001 equal to the lesser of 350,000 shares, 1% of the outstanding shares on such date, or an amount determined by our board of directors. As of the date of this prospectus, no shares have been issued under our 2000 Employee Stock Purchase Plan.

   Structure of the 2000 Employee Stock Purchase Plan. Our 2000 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after April 15 and October 15 of each year and terminate on the first trading day on or after the April 15 or October 15 offering period commencement date 24 months later, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the first trading day on or after October 15, 2002.

   Eligibility. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the 2000 Employee Stock Purchase Plan if such employee:

  . immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

  . has rights to purchase stock under all of our employee stock purchase plans accruing at a rate that exceeds $25,000 worth of stock for each calendar year.

   Purchases. Our 2000 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which includes a participant's base straight time gross earnings and commissions, but excludes overtime pay, shift premium, incentive compensation, incentive payments, bonuses and other compensation. A participant may purchase a maximum of 1,300 shares during a 6-month purchase period.

   Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The purchase price is 85% of the fair market value of our common stock either:

  .  at the beginning of an offering period, or

  .  at the end of a purchase period, whichever is lower.

   If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in the immediately following offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

   Transferability of Rights. A participant may not transfer rights granted under our 2000 Employee Stock Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2000 Employee Stock Purchase Plan.

   Merger or Asset Sale. In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation will assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, a new exercise date will be set before the date at the proposed sale or merger and the participant's options shall be exercised automatically on the new exercise date.

   Amendment and Termination of our 2000 Employee Stock Purchase Plan. Our board of directors has the authority to amend or terminate our 2000 Employee Stock Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under our 2000 Employee Stock Purchase Plan.

401(k) Retirement Plan

   On January 1, 1998, we adopted the NetFlix 401(k) Retirement Plan which covers all of our eligible employees who have attained the age of 21 and have completed one month of service with us. The 401(k) Plan currently excludes from participation employees of affiliated employers, collectively bargained employees and nonresident alien employees. The 401(k) Plan is intended to qualify under Sections 401(a), 401(m) and 401(k) of the Internal Revenue Code and the 401(k) Plan trust is intended to qualify under Section 501(a) of the Internal Revenue Code. All contributions to the 401(k) Plan by eligible employees, and the investment earnings thereon, are not taxable to such employees until withdrawn and are 100% vested immediately. Our eligible employees may elect to reduce their current compensation up to the maximum statutorily prescribed annual limit, and to have such salary reductions contributed on their behalf to the 401(k) Plan.

Employment Agreements and Change in Control Arrangements

   In October 1997, Reed Hastings purchased 500,000 shares of our common stock under a founder's restricted stock purchase agreement. This agreement contains vesting provisions that give us the option to repurchase unvested shares at the original purchase price if Mr. Hastings' service with us is terminated. Each month, 1/48 of the total shares purchased by Mr. Hastings becomes vested. All of Mr. Hastings' shares will be fully vested on October 20, 2001, subject to Mr. Hastings continuing to be our employee through that date. Under an amendment to this agreement entered into in June 1998, upon a change of control of NetFlix, 50% of his shares that have not yet vested will vest and will no longer be subject to repurchase by us. In addition, if Mr. Hastings' employment with the surviving corporation is terminated without cause within twelve months following the change of control, then all of his shares that have not yet vested will vest and will no longer be subject to repurchase.

   In October 1997, Marc B. Randolph purchased 2,700,000 shares of our common stock under a founder's restricted stock purchase agreement. This agreement contains vesting provisions that give us the option to repurchase unvested shares at the original purchase price if Mr. Randolph's service to us is terminated. Under an amendment to this agreement entered into in June 1998, upon a change of control of NetFlix, 50% of his shares that have not yet vested will vest and will no longer be subject to repurchase by us. In addition, if Mr. Randolph's employment with the surviving corporation is terminated without cause within twelve months following the change of control, then all of his shares that have not yet vested will vest and will no longer be subject to repurchase. Under an agreement entered into in October 1998, in connection with his resignation as our chief executive officer, Mr. Randolph returned 650,000 of his unvested shares to us. Immediately following this contribution, Mr. Randolph held 675,000 vested and 1,375,000 unvested shares of common stock of NetFlix. Each month, 1/36 of the unvested shares held by Mr. Randolph following this contribution of shares to the company becomes vested. All of Mr. Randolph's shares will be fully vested on October 8, 2001, subject to Mr. Randolph continuing to be our employee through that date.

   In April 1999, our board of directors awarded W. Barry McCarthy, Jr. an option to purchase 330,000 shares of our common stock under a stock option agreement. One-quarter of the shares underlying Mr. McCarthy's options will vest in April 2000, and 1/48 of the total shares will vest each month thereafter. Pursuant to an offer letter from us to Mr. McCarthy, upon a change of control of NetFlix, the vesting schedule will accelerate with respect to an amount of shares equal to the number of shares that would otherwise vest over the following twelve months or 50% of the unvested options, whichever is greater. All of the shares underlying Mr. McCarthy's option will be fully vested on April 14, 2003, subject to Mr. McCarthy continuing to be our employee through that date.

   In a merger or a sale of substantially all of our assets, if the options under our amended and restated 1997 Stock Plan are not assumed or substituted for, each outstanding option will vest fully and become immediately exercisable. In addition, if, within twelve months of a merger or sale of assets, a holder of an option under our amended and restated 1997 Stock Plan is terminated involuntarily other than for cause, the vesting schedule for such holder's option will accelerate with respect to an amount of shares equal to the number of shares that would otherwise vest over the following twelve months.

Limitations on Directors' Liability and Indemnification

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

   This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

   We will enter into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Preferred Stock Sales

   Series E Non-Voting Preferred Stock. In April 2000, we sold shares of Series E Non-Voting Preferred Stock, at a purchase price of $9.38 per share, and sold warrants to acquire Series E Non-Voting Preferred Stock, at a purchase price of $0.01 per warrant, to raise capital to finance our operations. The warrants have an exercise price of $14.07 per share. If we sell shares in this offering below a certain price, holders of our Series E Non-Voting Preferred Stock will receive additional shares of our common stock. The following 5% stockholders and certain family members of our officers purchased shares and warrants in that financing:

                                                     Warrants to
                                           Number of  Purchase     Aggregate
      Purchaser                             Shares     Shares    Consideration
      ---------                            --------- ----------- -------------
      Entities affiliated with Technology
       Crossover Ventures................. 4,359,876   435,988    $40,899,996
      Entities affiliated with Foundation
       Capital............................   319,829    31,983      3,000,316
      Entities affiliated with
       Institutional Venture Partners.....   319,829    31,983      3,000,316
      Europ@web B.V. .....................   319,829    31,983      3,000,316
      Muriel Randolph ....................     5,330       533         50,001
      Randolph Randolph...................     5,330       533         50,001

   Europ@web B.V. is a holder of more than 5% of our stock. Samir P. Master, one of our directors, is a Senior Partner of Europ@web B.V. Entities affiliated with Technology Crossover Ventures hold more than 5% of our stock in the aggregate. Jay Hoag, one of our directors, is a General Partner of Technology Crossover Ventures. Entities affiliated with Foundation Capital hold more than 5% of our stock in the aggregate. Michael N. Schuh, one of our directors, is a member of Foundation Capital Management II. Entities and persons affiliated with Institutional Venture Partners hold more than 5% of our stock in the aggregate. Timothy M. Haley, one of our directors, is a Managing Director of Institutional Venture Partners. Muriel Randolph is the mother, and Randolph Randolph is the brother, of Marc B. Randolph, a director and the Executive Producer of NetFlix.

   Series D Preferred Stock. In June 1999, we sold shares of Series D Preferred Stock, at a purchase price of $6.52 per share, to raise capital to finance our operations. The following 5% stockholders purchased shares in that financing:

                                                       Number of   Aggregate
      Purchaser                                         Shares   Consideration
      ---------                                        --------- -------------
      Europ@web B.V................................... 4,081,118  $26,608,889
      Entities affiliated with Technology Crossover
       Ventures.......................................   366,735    2,391,112
      Entities affiliated with Foundation Capital.....   153,374      999,998

   Series C Preferred Stock. In February 1999, we sold shares of Series C Preferred Stock, at a purchase price of $3.27 per share, to raise capital to finance our operations. The following officers, 5% stockholders and certain of their family members purchased shares in that financing:

                                                       Number of   Aggregate
      Purchaser                                         Shares   Consideration
      ---------                                        --------- -------------
      Entities affiliated with Technology Crossover
       Ventures....................................... 1,834,862  $5,999,999
      Entities affiliated with Foundation Capital..... 1,834,863   6,000,002
      Entities affiliated with Institutional Venture
       Partners.......................................   611,621   2,000,001
      Reed Hastings...................................   234,557     767,001
      Muriel Randolph.................................    22,936      75,001
      Hastings 1996 Irrevocable Trust.................     9,174      29,999
      Wil Hastings....................................     9,174      29,999
      Joan Hastings...................................     5,505      18,001

   Mr. Hastings currently serves as our Chief Executive Officer and chairman of the board of directors. Wil Hastings is the father and Joan Hastings is the mother of Reed Hastings. Wil and Joan Hastings are the trustees of the Hastings 1996 Irrevocable Trust.

   Series B Preferred Stock. In June 1998, we sold shares of Series B Preferred Stock, at a purchase price of $1.08 per share, except as described below, to raise capital to finance our operations. The following officers, 5% stockholders and their respective family members purchased shares in that financing:

                                                    Number of   Aggregate
      Purchaser                                      Shares   Consideration
      ---------                                     --------- -------------
      Entities affiliated with Institutional
       Venture Partners............................ 3,703,703 $3,999,999.24
      Reed Hastings................................ 1,655,092  1,674,999.48(1)
      Joan Hastings................................    46,296        50,000
      Muriel Randolph..............................    23,148        25,000

--------
(1) 798,611 shares were purchased pursuant to the conversion of a convertible promissory note at a price of $0.939 per share.

   Series A Preferred Stock. In October 1997 and January 1998, we sold shares of Series A Preferred Stock, at a purchase price of $0.50 per share, to raise capital to finance our operations. The following officers, 5% stockholders and their respective family members purchased shares in that financing:

                                                         Number of   Aggregate
      Purchaser                                           Shares   Consideration
      ---------                                          --------- -------------
      Reed Hastings..................................... 3,800,000  $1,900,000
      Muriel Randolph...................................    50,000      25,000

Common Stock Sales

   In connection with our sale of Series C preferred stock in February 1999, we entered into a letter agreement with Technology Crossover Ventures, Institutional Venture Partners and Foundation Capital, and in connection with our sale of Series D preferred stock in June 1999, we entered into an amendment to that letter agreement to add Europ@web as a party. Under this agreement, as amended, we have agreed to require the managing underwriters in this offering to offer up to 10% of the shares in this offering to these Series C and Series D preferred stockholders, subject to compliance with applicable law.

   See "Employment Agreements and Change in Control Agreements."

                             PRINCIPAL STOCKHOLDERS

   The table on the following page sets forth information regarding the beneficial ownership of our common stock as of April 13, 2000, by the following individuals or groups:

  . each person or entity who is known by us to own beneficially more than 5% of our outstanding stock

  .  each of the Named Executive Officers

  .  each of our directors; and

  .  all of our directors and executive officers as a group

   Unless otherwise indicated, the address for each stockholder listed in the following table is c/o NetFlix.com, Inc., 750 University Avenue, Los Gatos, CA 95032. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

   Applicable percentage ownership in the following table is based on 31,105,451 shares of common stock outstanding as of April 13, 2000, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering.

   To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future or reserved for future issuance under our stock plans, there will be further dilution to new public investors.

                          Principal Stockholders Table

                                                              Percent of Shares
                                                                 Outstanding
                                                              -----------------
                                                  Number of
                                                    Shares
                                                 Beneficially  Before   After
Name and Address                                    Owned     Offering Offering
----------------                                 ------------ -------- --------
Entities affiliated with Technology Crossover      6,997,461    22.5%
 Ventures(1)....................................
 575 High Street, Suite 400
 Palo Alto, CA 94301
Entities affiliated with Institutional Venture     4,620,840    14.9
 Partners(2)....................................
 3000 Sand Hill Road
 Building 2, Suite 290
 Menlo Park, CA 94025
Europ@web B.V.(3)...............................   4,432,930    14.3
 Locatellikade 1
 Parnassustoren
 1076 AZ Amsterdam
 The Netherlands
Entities affiliated with Foundation Capital(4)     2,340,049     7.5
 ...............................................
 70 Willow Road, Suite 200
 Menlo Park, CA 94025
Reed Hastings...................................   7,577,572    24.4
Marc B. Randolph(5).............................   2,042,500     6.6
Omer Malchin....................................     106,250       *
W. Barry McCarthy, Jr.(6).......................      89,375       *
Neil Hunt.......................................     210,000       *
Eric P. Meyer...................................     325,000     1.0
Samir P. Master(7)..............................   4,432,930    14.3
Michael N. Schuh(8).............................   2,340,049     7.5
Jay C. Hoag(9)..................................   6,997,461    22.5
Timothy M. Haley(10)............................   4,620,840    14.9

All directors and executive officers as a group
 (14 persons) (11)..............................  28,970,519    92.6

--------
  *  Less than 1% of our outstanding shares of common stock.

 (1) Consists of 36,689 shares held by TCV II, V.O.F., 1,129,410 shares held by Technology Crossover Ventures II, L.P., 868,307 shares held by TCV II
      (Q), L.P., 154,093 shares held by TCV II Strategic Partners, L.P. and 172,439 shares held by Technology Crossover Ventures II, C.V. (the foregoing five entities, collectively, the "TCV II Funds");
      4,519,265 shares held by TCV IV, L.P. (the "TCV IV Fund") and 117,258 shares held by the TCV Franchise Fund, L.P. (the "Franchise Fund") (together the TCV II Funds, TCV IV Fund and the Franchise Fund are the "TCV Funds") which includes an aggregate of 435,988 shares issuable upon exercise of warrants held by the TCV Funds. Mr. Hoag, one of our directors, is a Managing Member of Technology Crossover Management II, L.L.C. which is the General Partner of each of the TCV II Funds, a Managing Member of Technology Crossover Management IV, L.L.C. which is the General Partner of the TCV IV

    Fund and a Managing Member of TCVF Management, L.L.C. which is the General Partner of the Franchise Fund. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

 (2) Includes 4,482,331 shares and 31,391 shares issuable upon exercise of warrants held by Institutional Venture Partners VIII, L.P., 53,494 shares and 592 shares issuable upon exercise of warrants held by IVM Investment Fund VIII, L.L.C., 16,458 shares held by IVM Investment Fund VIII-A, LLC and 36,574 shares held by IVP Founders Fund I, L.P.

 (3) Includes 31,938 shares issuable upon exercise of warrants.

 (4) Includes 1,961,859 shares and 27,186 shares issuable upon exercise of warrants held by Foundation Capital II, L.P., 230,806 shares and 3,198 shares issuable upon exercise of warrants held by Foundation Capital II Entrepreneurs Fund, L.L.C. and 115,401 shares and 1,599 shares issuable upon exercise of warrants held by Foundation Capital II Principals Fund, L.L.C.

 (5) Includes 40,000 shares held by Mr. Randolph in his capacity as trustee of the Marc & Lorraine Randolph 2000 Logan B. Randolph Trust, 40,000 shares held by Mr. Randolph in his capacity as trustee of the Marc & Lorraine Randolph 2000 Morgan B. Randolph Trust, and 40,000 shares held by Mr. Randolph in his capacity as trustee of the Marc & Lorraine Randolph 2000 Hunter B. Randolph Trust. Mr. Randolph disclaims beneficial ownership of all such shares.

 (6) Includes 89,375 shares issuable upon stock options exercisable within 60 days of April 13, 2000.

 (7) Includes 4,400,947 shares and 31,983 shares issuable upon exercise of warrants held by Europ@web B.V. Mr. Master is a Senior Partner of Europ@web B.V. He disclaims beneficial ownership of the shares held by Europ@web B.V., except to the extent of his pecuniary interest in these shares.

 (8) Includes 1,961,859 shares and 27,186 shares issuable upon exercise of warrants held by Foundation Capital II, L.P., 230,806 shares and 3,198 shares issuable upon exercise of warrants held by Foundation Capital II Entrepreneur's Fund, LLC and 115,401 shares and 1,599 shares issuable upon exercise of warrants held by Foundation Capital II Principals Fund LLC. Mr. Schuh is currently a member of Foundation Capital Management II, which is the General Partner of Foundation Capital II L.P. and the managing member of both Foundation Capital II Entrepreneur Fund L.L.C. and Foundation Capital II Principals Fund L.L.C. He disclaims beneficial ownership of the shares held by the Foundation Capital entities, except to the extent of his pecuniary interest in these shares.

 (9) Includes 6,997,461 shares and shares issuable upon exercise of warrants held by entities affiliated with Technology Crossover Ventures. See note
     (3).

(10) Includes 4,482,331 shares and 31,391 shares issuable upon exercise of warrants held by Institutional Venture Partners VIII, L.P., 53,494 shares and 592 shares issuable upon exercise of warrants held by IVM Investment Fund VIII, L.L.C., 16,458 shares held by IVM Investment Fund VIII-A, LLC and 36,574 shares held by IVP Founders Fund I, L.P. Mr. Haley is a Managing Director of Institutional Venture Partners. He disclaims beneficial ownership of the shares held by the IVP entities, except to the extent of his pecuniary interest in these shares.

(11) Includes 184,167 shares issuable upon the exercise of stock options exercisable within 60 days of April 13, 2000.

                          DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

   Our preferred stock outstanding prior to this offering will automatically be converted into common stock upon the closing of this offering according to the terms of our certificate of incorporation. We will file an amended certificate of incorporation to be effective upon the closing of this offering that creates a new class of preferred stock. No shares of the new preferred stock will be outstanding upon completion of this offering. Upon the completion of this offering, we will be authorized to issue 200,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock is subject to and qualified in its entirety by our amended certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

  Common Stock

   As of April 13, 2000, there were 31,105,451 shares of common stock outstanding which were held of record by approximately 108 stockholders, as adjusted for conversion of all outstanding shares of convertible preferred stock into an aggregate of 24,758,788 shares of common stock, which will occur upon the closing of this offering.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of us, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

  Preferred Stock

   The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

  .  restricting dividends on the common stock;

  .  diluting the voting power of the common stock;

  .  impairing the liquidation rights of the common stock; and

  . delaying or preventing a change in control of NetFlix without further action by the stockholders.

   Upon the completion of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Warrants

   At April 13, 2000, warrants to purchase 92,592 shares of our Series B Preferred Stock and warrants to purchase 533,003 shares of our Series E Non-Voting Preferred Stock were outstanding.

Registration Rights

   Following this offering, the holders of 24,679,206 shares of common stock and holders of warrants to purchase 533,003 shares of common stock are entitled to the following rights with respect to registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between us and the holders of registrable securities. Beginning six months following the date of this prospectus, if holders of at least 50% of the then outstanding registrable securities request that an amount of registrable securities having a reasonably anticipated aggregate offering price to the public, before deduction of underwriter discounts and commissions, of at least $20,000,000 be registered, we may be required, on up to two occasions, to register their shares for public resale. Also, holders of registrable securities may require on four separate occasions, but no more than two within any twelve month period, that we register their shares for public resale on, if available, Form S-3 or similar short-form registration if the value of the securities to be registered is at least $2,000,000. Depending on market conditions, however, we may defer such registration for up to 90 days. Furthermore, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, the holders of the registrable securities described above are entitled to include a portion of their shares of common stock in the registration, but we may reduce the number of shares proposed to be registered in view of market conditions. We have obtained waivers of these registration rights with respect to this offering. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by us. All registration rights will terminate five years following the consummation of this offering, or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any three month period under Rule 144 of the Securities Act.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

   Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

  .  the acquisition of NetFlix by means of a tender offer;

  .  acquisition of NetFlix by means of a proxy contest or otherwise; and

  .  the removal of our incumbent officers and directors.

   These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals, because negotiation of such proposals could result in an improvement of their terms.

   Election and Removal of Directors. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. See "Management-- Executive Officers and Directors." This system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

   Stockholder Meetings. Under our bylaws, only the board of directors, the chairman of the board and the president may call special meetings of stockholders.

   Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

   Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

   Elimination of Stockholder Action By Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

   Elimination of Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

   Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of NetFlix. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of NetFlix.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is    .

Nasdaq National Market Listing

   We are applying for listing on the Nasdaq National Market under the symbol "NFLX."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering because of certain contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding     shares of
common stock based upon shares outstanding as of April 13, 2000, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants after that date of this offering. Of these
shares, the     shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The
remaining     shares of common stock held by existing stockholders are
"Restricted Shares" as that term is defined in Rule 144. All such Restricted Shares are subject to lock-up agreements providing that, with certain limited exceptions, the stockholder will not offer, sell, contract to sell or otherwise dispose of any common stock or any securities that are convertible into common stock for a period of 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) or 701, none of these shares will be resellable until 181 days after the date of this prospectus. Beginning 181 days after the date of this prospectus, approximately 25,775,428 Restricted Shares will be eligible for sale in the public market, all of which are subject to volume limitations under Rule 144, except 598,760 shares eligible for sale under Rule 144(k) and 3,521,234 shares eligible for sale under Rule 701. An additional 5,330,023 Restricted Shares will be eligible for sale subject to volume limitations, beginning April 13, 2001. In addition, as of April 13, 2000, there were outstanding 2,543,097 options to purchase 2,543,097 shares of common stock and warrants to purchase 625,595 shares of common stock. All such options and warrants are subject to lock-up agreements. Deutsche Bank Securities Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. However, any release shall apply pro-rata to all stockholders subject to the lock-up agreements.

Rules 144 and 701

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned Restricted Shares for at least one year including the holding period of any prior owner except an affiliate of NetFlix would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  .  1% of the number of shares of common stock then outstanding which will
     equal to approximately    shares immediately after this offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate of NetFlix, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions. Any employee, officer, director or consultant who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares. However, in this offering all Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or no sooner than 90 days after the offering upon obtaining the prior written consent of Deutsche Bank Securities Inc.

Stock Options

   Following the effectiveness of this offering, we will file a registration statement on Form S-8 registering 7,502,250 shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. As of April 13, 2000, options to purchase a total of 2,543,097 shares were outstanding and 887,979 shares were reserved for future issuance under our amended and restated 1997 Stock Plan. Common stock issued upon exercise of outstanding vested options or issued under our 2000 Employee Stock Purchase Plan, other than common stock issued to affiliates are available for immediate resale in the open market.

Registration Rights

   Also beginning six months after the date of this prospectus, holders of 24,679,206 Restricted Shares and holders of warrants to purchase 533,003 shares of common stock will be entitled to certain demand registration rights for sale in the public market. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by demand affiliates, immediately upon the effectiveness of such registration.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to us and our common stock, see the registration statement and the exhibits and schedules thereto. Any document we file may be read and copied at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission are also available to the public from the Commission's Web site at http://www.sec.gov.

   Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the Web site of the Commission referred to above.

                                  UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., SG Cowen Securities Corporation and U.S. Bancorp Piper Jaffray Inc., have severally agreed to purchase from NetFlix.com, Inc. the following respective number of shares of our common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                                          Number
                                                                            of
   Underwriter                                                            Shares
   -----------                                                            ------
   Deutsche Bank Securities Inc..........................................
   SG Cowen Securities Corporation.......................................
   U.S. Bancorp Piper Jaffray Inc. ......................................
     Total Underwriters (  ).............................................

   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

   The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to
dealers at a price that represents a concession not in excess of $      per
share under the public offering price. The underwriters may allow, and these
dealers may re-allow, a concession of not more than $      per share to other
dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

   We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms
as those on which the      shares are being offered.

   The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is currently expected to be approximately 7% of the initial public offering price. We have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                            Total Fees
                                                   -----------------------------
                                                      Without          With
                                         Per Share Over-Allotment Over-Allotment
                                         --------- -------------- --------------
Fees paid by us......................... $         $              $

   In addition, we estimate that our share of the total expenses of this
offering, excluding the underwriting fee, will be approximately $     .

   We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

   Holders of 96% of our stock, options and warrants to purchase stock, have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice.

   At our request, the underwriters will offer 10% of the shares available for sale in this offering to certain holders of our Series C and Series D preferred stock. In addition, the underwriters have reserved for sale, at the initial
offering price up to     shares of common stock for employees and other persons
associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares of common stock available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   In April 2000, we sold shares of our Series E Preferred Stock in a private placement at a price of $9.38 per share. Each of the shares of Series E Preferred Stock is convertible into one share of common stock upon an initial offering of our common stock with gross proceeds in excess of $20,000,000 or affirmative election of the holders of at least 75% of the outstanding shares. In this private placement, an employee of Deutsche Bank Securities Inc. purchased 2,666 shares of Series E Preferred Stock for an aggregate purchase price of $25,007. He purchased the shares on the same terms as the other investors in the private placement. Upon conversion of these shares into common
stock, based upon the initial public offering price of $     , the value of
these shares is $       . The difference between the amount that the Deutsche
Bank Securities Inc. employee originally paid for the Series E Preferred Stock and the value of the Series E Preferred Stock based upon the initial public
offering price is $      .

   The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

   In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. Additionally, to cover these over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

Pricing of this Offering

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiation among us and the representatives of the underwriters. Among the primary factors considered in determining the public offering price were:

  .  prevailing market conditions;

  .  our results of operations in recent periods;

  .  the present stage of our development;

  . the market capitalization and stage of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

  .  estimates of our business potential.

   The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. As of the date of this prospectus, WS Investment Company 99A, WS Investment Company 98A and WS Investment Company 97B, investment partnerships composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, as well as certain individual attorneys of this firm, beneficially own an aggregate of 120,755 shares of our common stock.

                                    EXPERTS

   The financial statements and schedule of NetFlix.com, Inc. as of December 31, 1998 and 1999, and for the period from August 29, 1997 (inception) to December 31, 1997 and for each of the years in the two-year period ended December 31, 1999 have been included in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                    CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

   In November 1999, we dismissed PricewaterhouseCoopers LLP as our independent public accountants. The former independent accountants' report on our financial statements for the period from August 29, 1997 (inception) through and as December 31, 1997 and as of and for the year ended December 31, 1998 did not contain an adverse opinion, a disclaimer of opinion or any qualifications or modifications related to uncertainty, limitation of audit scope or application of accounting principles. The former independent public accountants' report does not cover any of our financial statements in this registration statement. The former independent public accountants did not issue an audit opinion on our financial statements for any other period. There were no disagreements with the former independent public accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure with respect to our financial statements up through the time of dismissal that, if not resolved to the former independent public accountant's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Our board of directors approved the dismissal of PricewaterhouseCoopers LLP. In February 2000, we retained KPMG LLP as our independent public accountants. The decision to retain KPMG LLP was approved by resolution of the board of directors. Prior to retaining KPMG LLP, we had not consulted with KPMG LLP regarding accounting principles.

                               NETFLIX.COM, INC.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Independent Accountants' Report............................................ F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' Deficit........................................ F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                        INDEPENDENT ACCOUNTANTS' REPORT

The Board of Directors and Stockholders of
NetFlix.com, Inc.

   We have audited the accompanying balance sheets of NetFlix.com, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' deficit, and cash flows for the period from August 29, 1997 (inception) to December 31, 1997, and for each of the years in the two-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NetFlix.com, Inc. as of December 31, 1998 and 1999, and its results of operations and its cash flows for the period from August 29, 1997 (inception) to December 31, 1997, and for each of the years in the two-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP
Mountain View, California
April 4, 2000, except as to Note 8, which is as of
 April 13, 2000

                               NETFLIX.COM, INC.

                                 BALANCE SHEETS
                       (in thousands, except share data)

                                                                    Pro Forma
                                                 December 31,      December 31,
                                               ------------------      1999
                                                 1998      1999    (Unaudited)
                                               --------  --------  ------------
ASSETS
Current assets:
 Cash and cash equivalents...................  $  1,061  $ 14,198    $ 14,198
 Short-term investments......................       --      6,322       6,322
 Prepaids and other current assets...........       635       720         720
                                               --------  --------    --------
 Total current assets........................     1,696    21,240      21,240
Rental library, net..........................     2,011     8,695       8,695
Property and equipment, net..................     1,062     4,499       4,499
Deposits and other assets....................        80       339         339
                                               --------  --------    --------
 Total assets................................  $  4,849  $ 34,773    $ 34,773
                                               ========  ========    ========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Notes payable...............................  $  1,000  $    625    $    625
 Current portion of capital lease
  obligations................................       579       571         571
 Accounts payable............................     3,063     5,334       5,334
 Accrued liabilities.........................     1,640     3,211       3,211
 Deferred revenue............................       118       471         471
                                               --------  --------    --------
 Total current liabilities...................     6,400    10,212      10,212
Capital lease obligations....................       172       811         811
Note payable.................................       --      3,959       3,959
                                               --------  --------    --------
 Total liabilities...........................     6,572    14,982      14,982
Commitments and contingency..................
Mandatorily redeemable convertible preferred
 stock; 15,176,616 authorized; 5,684,024 and
 14,984,220 issued and outstanding in 1998
 and 1999, respectively; aggregate
 liquidation preference of $6,139 and $51,662
 in 1998 and 1999, respectively..............     6,321    51,819         --
                                               --------  --------    --------
Stockholders' (deficit) equity:
Convertible preferred stock, $0.001 par
 value; 5,000,000 shares authorized;
 4,444,545 shares issued and outstanding in
 1998 and 1999, respectively; aggregate
 liquidation preference of $2,222 in 1998 and
 1999........................................         4         4         --
Common stock, $0.001 par value; 31,650,000
 shares authorized; 2,580,250 and 6,222,650
 shares issued and outstanding in 1998 and
 1999, respectively; 25,651,415 shares issued
 pro forma...................................         3         7          26
Additional paid-in capital...................     8,100    16,087      67,891
Deferred stock-based compensation............    (4,711)   (6,841)     (6,841)
Accumulated deficit..........................   (11,440)  (41,285)    (41,285)
                                               --------  --------    --------
 Total stockholders' (deficit) equity........    (8,044)  (32,028)     19,791
                                               --------  --------    --------
 Total liabilities and stockholders'
  (deficit) equity...........................  $  4,849  $ 34,773    $ 34,773
                                               ========  ========    ========

                See accompanying notes to financial statements.

                               NETFLIX.COM, INC.

                            STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                               Years Ended
                                                              December 31,
                                                            ------------------
                                              Period from
                                            August 29, 1997
                                            (Inception) to
                                             December 31,
                                                 1997         1998      1999
                                            --------------- --------  --------
Revenues..................................       $ --       $  1,339  $  5,006
Cost of revenues..........................         --          1,311     4,373
                                                 -----      --------  --------
Gross profit..............................         --             28       633
                                                 -----      --------  --------
Operating expenses:
 Product development......................         100         3,857     7,413
 Sales and marketing......................         103         4,815    16,424
 General and administrative...............         158         1,358     2,085
 Stock-based compensation.................         --          1,151     4,742
                                                 -----      --------  --------
  Total operating expenses................         361        11,181    30,664
                                                 -----      --------  --------
Operating loss............................        (361)      (11,153)  (30,031)
                                                 -----      --------  --------
Other income (expense):
Interest and other income, net............           3           114       924
Interest expense, net.....................          (1)          (42)     (738)
                                                 -----      --------  --------
Net loss..................................       $(359)     $(11,081) $(29,845)
                                                 =====      ========  ========
Net loss per share--basic and diluted.....       $ --       $ (12.27) $  (5.60)
                                                 =====      ========  ========
Weighted average shares--basic and diluted
 .........................................         --            903     5,328



                See accompanying notes to financial statements.

                               NETFLIX.COM, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
Period From August 29, 1997 (Inception) To December 31, 1997 And For The Years
                       Ended December 31, 1998 And 1999
                       (in thousands, except share data)

                            Convertible
                          Preferred Stock    Common stock    Additional   Deferred                   Total
                          ---------------- -----------------  Paid-in   Stock-Based  Accumulated Stockholders'
                           Shares   Amount  Shares    Amount  Capital   Compensation   Deficit      Deficit
                          --------- ------ ---------  ------ ---------- ------------ ----------- -------------
Balances at inception...        --  $ --         --   $ --    $   --      $   --      $    --      $    --
Issuance of common
stock...................        --    --   3,200,000      3       --          --           --             3
Issuance of convertible
preferred stock.........  3,990,000     4        --     --      1,988         --           --         1,992
Net loss................                                                                  (359)        (359)
                          --------- -----  ---------  -----   -------     -------     --------     --------
Balances as of December
31, 1997................  3,990,000     4  3,200,000      3     1,988         --          (359)       1,636
Issuance of Series A
preferred stock, net....    454,545   --         --     --        250         --           --           250
Forfeiture of common
stock...................        --    --    (650,000)   --        --          --           --           --
Exercise of options and
restricted stock
purchase agreements.....        --    --      30,250    --        --          --           --           --
Deferred stock-based
compensation related to
option grants...........        --    --         --     --      5,862      (5,862)         --           --
Deferred stock-based
compensation expense....        --    --         --     --        --        1,151          --         1,151
Net loss................        --    --         --     --        --          --       (11,081)     (11,081)
                          --------- -----  ---------  -----   -------     -------     --------     --------
Balances as of December
31, 1998................  4,444,545     4  2,580,250      3     8,100      (4,711)     (11,440)      (8,044)
Exercise of options and
restricted stock
purchase agreements, net
of repurchases..........        --    --   3,370,911      3       323         --           --           326
Issuance of common stock
upon exercise of
warrants................        --    --     271,489      1        30         --           --            31
Warrants issued in
connection with debt
financing...............        --    --         --     --        762         --           --           762
Deferred stock-based
compensation related to
option grants...........        --    --         --     --      6,872      (6,872)         --           --
Deferred stock-based
compensation expense....        --    --         --     --        --        4,742          --         4,742
Net loss................        --    --         --     --        --          --       (29,845)     (29,845)
                          --------- -----  ---------  -----   -------     -------     --------     --------
Balances as of December
31, 1999................  4,444,545 $   4  6,222,650  $   7   $16,087     $(6,841)    $(41,285)    $(32,028)
                          ========= =====  =========  =====   =======     =======     ========     ========

                See accompanying notes to financial statements.

                               NETFLIX.COM, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                              Period from
                                            August 29, 1997    Years Ended
                                            (Inception) to    December 31,
                                             December 31,   ------------------
                                                 1997         1998      1999
                                            --------------- --------  --------
Cash flows from operating activities:
 Net loss..................................     $ (359)     $(11,081) $(29,845)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
   Depreciation and amortization...........          5           427     3,745
   Noncash write-off of scrapped DVDs......        --            --        321
   Deferred compensation expense...........        --          1,151     4,742
   Noncash interest expense................        --              7       398
   Changes in operating assets and
    liabilities:
     Prepaids and other current assets.....        (48)         (592)      (85)
     Accounts payable......................        121         2,942     2,271
     Accrued liabilities...................         20         1,620     1,571
     Deferred revenue......................        --            118       353
                                                ------      --------  --------
      Net cash used in operating
       activities..........................       (261)       (5,408)  (16,529)
                                                ------      --------  --------
Cash flows from investing activities:
 Purchases of short-term investments.......        --            --     (6,322)
 Purchases of property and equipment.......       (152)         (103)   (3,295)
 Purchase of rental library................        --         (2,186)   (9,866)
 Other assets..............................        --            (74)     (259)
                                                ------      --------  --------
      Net cash used in investing
       activities..........................       (152)       (2,363)  (19,742)
                                                ------      --------  --------
Cash flows from financing activities:
 Proceeds from issuance of convertible
  preferred stock, net.....................      1,992           250       --
 Proceeds from issuance of mandatorily
  redeemable convertible preferred stock...        --          6,000    45,498
 Proceeds from issuance of common stock....          3           --        357
 Borrowings on notes payable...............        --          1,000     5,000
 Principal payments on note payable and
  capital lease obligations................        --            --     (1,447)
                                                ------      --------  --------
      Net cash provided by financing
       activities..........................      1,995         7,250    49,408
                                                ------      --------  --------
Net increase (decrease) in cash and cash
 equivalents...............................      1,582          (521)   13,137
Cash and cash equivalents, beginning of
 period....................................        --          1,582     1,061
                                                ------      --------  --------
Cash and cash equivalents, end of period...     $1,582      $  1,061  $ 14,198
                                                ======      ========  ========
Supplemental disclosures of cash flow
 information:
 Cash paid during the period for interest..     $    1      $      8  $    283
                                                ======      ========  ========
 Noncash investing and financial
  activities:
  Purchase of assets under capital lease
   obligations.............................     $  124      $  1,075  $  1,026
                                                ======      ========  ========
  Warrants issued in connection with debt
   financing...............................     $  --       $    321  $    762
                                                ======      ========  ========

                See accompanying notes to financial statements.

                               NETFLIX.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
                (in thousands, except share and per share data)

         Period from August 29, 1997 to December 31, 1997, and for each of the years in the two-year period ended December 31, 1999

1. Organization and Significant Accounting Policies

Description of business

   NetFlix.com, Inc. (the Company), formerly Kibble, Inc., was incorporated August 29, 1997 (inception), and began operations on April 14, 1998. The Company operates an Internet-based unlimited rental subscription service for digital video disc (DVD) formatted movies.

Cash and cash equivalents and short-term investments

   The Company considers highly liquid instruments with original maturities of three months or less, at the date of purchase, to be cash equivalents. Short-term investments consist of highly liquid debt instruments such as commercial paper and medium-term corporate notes with maturities of less than one year.

Rental library, net

   Rental library comprises of rental DVDs which are carried at cost less accumulated depreciation. The Company uses an accelerated method (sum of the years digits method) of depreciating the rental library over an estimated life of three years in order to more closely match expenses in proportion with anticipated revenues.

   Rental library and accumulated depreciation as of December 31, were as follows:

                                                                 1998    1999
                                                                ------  -------
     Rental library............................................ $2,186  $10,882
     Less accumulated depreciation.............................   (175)  (2,187)
                                                                ------  -------
       Rental library, net..................................... $2,011  $ 8,695
                                                                ======  =======

   The Company recorded $175 and $2,861 of depreciation expense on its DVD rental library in 1998 and 1999, respectively.

Property and equipment

   Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the shorter of the estimated useful lives of the respective assets, generally up to three years, or the lease term, if applicable.

   The Company evaluates long-lived assets (including rental library) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured as the difference between the carrying amount of the property and equipment and its fair value. To date, the Company has made no adjustments to the carrying values of its long-lived assets.

Capitalized software costs

   In 1999, the Company adopted Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires

                               NETFLIX.COM, INC.

                (in thousands, except share and per share data)

the capitalization of direct costs incurred in connection with developing or obtaining software for internal use, including external direct costs of materials and services and payroll and payroll related costs for employees who are directly associated with and devote time to an internal-use software development project. During 1999, the Company capitalized $350 of costs related to the implementation of internal-use software which is included in computer software in Property and Equipment at December 31, 1999.

Concentrations of credit risk

   The Company's cash and cash equivalents are principally on deposit in a short-term asset management account at two large financial institutions.

   In 1999, the Company purchased approximately 82% of its DVDs from two suppliers.

Fair value of financial instruments

   The fair value of the Company's cash, accounts receivable, accounts payable, and borrowings approximate their carrying values due to their short maturity or fixed-rate structure.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

   The Company sold DVD's to customers through March 31, 1999. Revenue from those DVD sales was recorded upon shipment. Revenues from DVD rentals have been recorded using several methods which are described below:

  . The Company has offered various rental programs that provide the customer a certain number of DVD rentals in return for a fee for a specified term. Revenue under these rental programs is deferred and recognized ratably over the term of the program.

  . For DVD's that are not rented under the framework of a program, rental revenue is recognized upon shipment. Revenues collected in advance are deferred and recognized upon DVD shipment.

   During 1998 and 1999, the Company charged $280 and $1,510 to customers for shipping and handling. These amounts are included in revenues in the accompanying financial statements.

Stock-based compensation

   The Company accounts for its stock-based employee compensation plans using the intrinsic value method. Deferred stock-based compensation is recorded if, on the date of grant,

                               NETFLIX.COM, INC.

                (in thousands, except share and per share data)

the current market value of the underlying stock exceeds the exercise price. The Company amortizes deferred stock-based compensation on an accelerated basis in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 28. Options granted to nonemployees are considered compensatory and are accounted for pursuant to Statement of Financial Accounting Standards (SFAS) No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." The Company uses the Black-Scholes option pricing model to value options granted to non-employees. The related expense is recorded over the period in which the related services are received.

Income taxes

   The Company accounts for income taxes using the asset and liability method pursuant to SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which future realization is uncertain.

Comprehensive loss

   On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. SFAS No. 130 requires additional disclosures in the financial statements, but does not affect the Company's financial position or results of operations. Net loss, as reported in the statements of operations, is the Company's only component of comprehensive income during all periods presented.

Net loss per share

   Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock, excluding common stock subject to repurchase. Diluted net loss per share is computed using the weighted-average number of outstanding shares of common stock and, when dilutive, potential common stock from options and warrants to purchase common stock and common stock subject to repurchase using the treasury stock method, and from convertible securities using the "as-if-converted" basis. All potential common stock issuances have been excluded from the computation of diluted net loss per share for all periods presented because the effect would be antidilutive.

                               NETFLIX.COM, INC.

                (in thousands, except share and per share data)


   Diluted net loss per share does not include the effect of the following antidilutive common equivalent shares (in thousands):

                                                    Period from
                                                     August 29,     Years Ended
                                                  1997 (Inception) December 31,
                                                  to December 31,  -------------
                                                        1997        1998   1999
                                                  ---------------- ------ ------
Stock options....................................        --         4,168  1,594
Warrants.........................................        --            93     93
Common stock subject to repurchase...............      3,200        1,653  1,069
Convertible preferred stock......................      3,990       10,128 19,429
                                                       -----       ------ ------
                                                       7,190       16,042 22,185
                                                       =====       ====== ======

Segment reporting

   The Company is organized in a single operating segment for purposes of making operating decisions and assessing performance. The chief operating decision maker evaluates performance, makes operating decisions, and allocates resources based on financial data consistent with the presentation in the accompanying financial statements.

Accounting for derivative instruments and hedging activities

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. This statement will be effective for all annual and interim periods beginning after June 15, 1999. Management does not believe the adoption of SFAS No. 133 will have a material effect on the Company's financial position or results of operations.

Subscriber acquisition and advertising costs

   The Company expenses subscriber acquisition and advertising costs as incurred. These amounts are included in sales and marketing expenses in the accompanying financial statements. Advertising expense was approximately $40, $2,154 and $3,913 for the period from August 29, 1997 (inception) to December 31, 1997, and for the years ended December 31, 1998 and 1999, respectively.

   The Company offers an initial period of free DVD use to new customers. At the end of the free period, the customer has no obligation to continue to do business with the Company and the customer can elect to opt out of continuing a relationship at no cost. The Company accrues the estimated direct costs of fulfilling the obligations under free programs based upon the estimated number of DVDs that are expected to be rented by those potential customers that are participating in the free program at any point in time. The Company does not record any revenue in connection with any free DVD rental programs.

                               NETFLIX.COM, INC.

                (in thousands, except share and per share data)


   Until April 1999, the Company offered coupons for free DVDs to consumers who purchase certain DVD players from retailers. As of December 31, 1998, the Company had accrued the estimated cost of satisfying the outstanding obligations under this program of approximately $1,031. The amount accrued includes the estimated cost of DVDs to be delivered under the program and estimated shipping and handling costs. The amount accrued as of December 31, 1998, is offset by an amount of approximately $730 of reimbursement from a DVD player manufacturer. During 1999, this program was terminated and as of December 31, 1999, the Company had no obligation to deliver free DVDs. The Company did not record any revenue in connection with this free DVD program.

Unaudited pro forma financial statement balance sheet

   The pro forma balance sheet as of December 31, 1999, includes (i) the assumed automatic conversion of all outstanding shares of Series A, B, C, and D convertible preferred stock upon the closing of the Company's planned initial public offering into 19,428,765 shares of common stock.

Pro forma net loss per share (unaudited)

   Pro forma net loss per share for the year ended December 31, 1999, is computed using the weighted-average number of common stock outstanding and common stock to be issued from the automatic conversion of convertible preferred stock effective upon the closing of the Company's initial public offering, as if such conversion occurred on January 1, 1999, or at the date of issuance, if later. Pro forma common equivalents, consisting of incremental common stock issuance upon the exercise of stock options and warrants, as well as shares subject to repurchase agreements are not included in pro forma diluted net loss per share.

                                                                  Year ended
                                                                 December 31,
                                                                     1999
                                                                 ------------
     Pro forma net loss per share basic and diluted
      (unaudited)............................................... $     (1.36)
                                                                 ===========
     Weighted-average shares used in computation................  21,913,000
                                                                 ===========

2. Property and Equipment, Net

   Property and equipment as of December 31, 1998 and 1999, consisted of the following:

                                                                   1998   1999
                                                                  ------ ------
     Computer equipment.......................................... $  996 $4,361
     Purchased software and Web site development costs...........    240    710
     Furniture and fixtures......................................     60    405
     Leasehold improvements......................................     21    162
                                                                  ------ ------
                                                                   1,317  5,638
     Less accumulated depreciation...............................    255  1,139
                                                                  ------ ------
                                                                  $1,062 $4,499
                                                                  ====== ======

                               NETFLIX.COM, INC.

                (in thousands, except share and per share data)

   Property and equipment includes approximately $1,075 and $2,101 of assets under capital leases as of December 31, 1998 and 1999, respectively. Accumulated depreciation of assets under these leases totaled approximately $241 and $806 for the years ended December 31, 1998 and 1999, respectively.

3. Accrued Liabilities

   Accrued liabilities consisted of the following as of December 31, 1998 and 1999:

                                                                   1998   1999
                                                                  ------ ------
     Obligation to satisfy free rental programs.................. $   98 $  595
     Obligation to deliver free DVDs.............................  1,031    --
     Employee benefits...........................................    181    926
     Other.......................................................    330  1,690
                                                                  ------ ------
                                                                  $1,640 $3,211
                                                                  ====== ======

4. Debt and Warrants
Equipment lines of credit

   The Company has entered into financing agreements for the acquisition of inventory and equipment. Amounts borrowed are collateralized by the related purchased assets. The Company had outstanding borrowings under these arrangements of $1,058 and $1,637 as of December 31, 1998 and 1999, respectively. Such amounts are payable over a four-year period in monthly installments of principal and interest with interest accruing at rates ranging between 8.0% and 26.0% per annum.

Notes payable

   In February 1999, the Company entered into a loan and security agreement with a third-party that provides for borrowings of up to $5,000. As of December 31, 1999, $5,000 had been borrowed under this facility. The loan accrues interest equal to the prime rate, on the date of funding, plus 3.5%, and has a 36-month repayment period. Borrowings are secured by the assets of the Company. Principal payments of $625, $2,500, and $1,875 are due in the years ended December 31, 2000, 2001, and 2002, respectively.

   In December 1998, the Company entered into promissory notes in the amount of $1,000. These notes were subordinated to bank debt, lease financing agreements, and any other forms of institutional debt, and accrued interest at a rate of 13% per annum. These notes were paid in full in February 1999.

Warrants and common stock issued with debt instruments

   In October 1998, in connection with borrowings under an equipment line of credit, the Company issued a warrant that provided the lender the right to purchase 92,592 shares of Series B mandatorily redeemable convertible preferred stock at $1.08 per share. The Company accounted for the fair value of the warrant of approximately $182 as an increase to

                               NETFLIX.COM, INC.

                (in thousands, except share and per share data)

mandatorily redeemable preferred stock with a corresponding provision to debt discount. The debt discount is being amortized to interest expense over the term of the related debt which is 48 months.

   In December 1998, in connection with borrowings under an equipment line of credit, the Company issued a warrant that provided the lender the right to purchase a variable number of shares of mandatorily redeemable convertible preferred stock at a variable price. The Company estimated the fair value of this warrant to be approximately $138 at the December issuance date. In February 1999, this warrant was modified and the number of shares (58,626) and price ($2.31) were fixed resulting in an estimated fair value of the warrant of approximately $170. The Company accounted for the fair value of the warrant as an increase to mandatorily redeemable preferred stock with a corresponding provision to debt discount. The debt discount is being amortized to interest expense over the term of the related debt, which is 48 months. The lender exercised this warrant in February 1999.

   In February 1999, in connection with borrowings under notes payable, the Company issued to the lender 271,489 shares of common stock at $0.11 per share. The Company accounted for the fair value of approximately $762 as an increase to additional paid-in capital with a corresponding provision to debt discount. The debt discount is being amortized over the term of the related debt, which is 24 months.

   Unamortized discounts related to these warrants of $307 and $674 as of December 31, 1998 and 1999, respectively, are included in noncurrent notes payable and capital lease obligations and are being amortized to interest expense over the term of the related obligations. The lender exercised this warrant in February 1999.

5. Lease Commitments

   The Company leases its primary facility under a noncancelable operating lease. The Company also has capital leases with various expiration dates through December 31, 2002. Future minimum lease payments under noncancelable capital and operating leases as of December 31, 1999, are as follows:

                                                              Capital Operating
                                                              Leases   Leases
        Year ending December 31,                              ------- ---------
       2000.................................................. $  684   $1,312
       2001..................................................    724      933
       2002..................................................    464      891
       2003..................................................    116      905
       2004..................................................    --       781
       Thereafter............................................    --       --
                                                              ------   ------
       Total minimum payments................................  1,988   $4,822
                                                                       ======
       Less interest.........................................    606
                                                              ------
       Present value of net minimum lease payments...........  1,382
       Less current portion of capital lease obligations.....    571
                                                              ------
       Capital lease obligation.............................. $  811
                                                              ======

                               NETFLIX.COM, INC.

                (in thousands, except share and per share data)

   Rent expense for the period from August 29, 1997 (inception) to December 31, 1997, and for the years ended December 31, 1998 and 1999, was approximately $11, $169, and $783, respectively.

6. Preferred Stock and Common Stock

Preferred Stock

   In October 1997, the Company issued 3,990,000 shares of Series A convertible preferred stock (Series A) for aggregate consideration of $1,992. In March 1998, the Company sold an additional 454,545 shares of Series A for aggregate consideration of $250. In June 1998, the Company sold 5,684,024 shares of Series B preferred stock for aggregate consideration of $6,000. In February 1999, the Company sold 4,650,269 shares of Series C preferred stock for aggregate consideration of $15,150. In June 1999, the Company sold 4,649,927 shares of Series D preferred stock for aggregate consideration of $30,318.

   The rights, preferences, and privileges of the holders of Series A, B, C, and D preferred stock are as follows:

  . Dividends are noncummulative and payable only upon declaration by the Company's Board of Directors at a rate of $0.05, $0.0864, $0.2616, and $0.516 per share for Series A, B, C, and D, respectively.

  . Holders of Series A, B, C, and D have a liquidation preference of $0.50, $1.08, $3.27, and $6.52 per share, respectively. After payment to holders of Series A, B, C, and D preferred stock, each share of common stock and preferred stock is entitled to receive pro rata any remaining assets of the Company until such time as the holders of Series A, B, C, and D preferred stock receive aggregate amounts totaling $1.50, $3.24, $9.81, and $19.56 per share, respectively. Thereafter, all remaining proceeds are to be allocated to the holders of common stock on a pro rata basis.

  . Series A is convertible into common stock at the option of the holder, at any time, at a rate of one share of common stock for each share of Series A preferred stock. Each outstanding share of Series A shall automatically be converted into one share of common stock immediately upon the closing of an underwritten public offering pursuant to an effective registration statement of which the gross proceeds equal or exceed $20,000 or affirmative election of the holders of at least 50% of the outstanding shares.

  . Each share of Series B, C, and D mandatorily redeemable outstanding preferred stock automatically converts into one share of common stock upon an initial offering of the Company's common stock with gross proceeds in excess of $20,000 or affirmative election of the holders of at least 75% of the outstanding shares the respective series. The Company has fully reserved shares of common stock for issuance upon the conversion of Series B, C, and D preferred stock.

  . Holders of Series B, C, and D preferred stock have the option to redeem their shares after June 12, 2004 at $1.08, $3.27, and $6.52 per share, respectively.

                               NETFLIX.COM, INC.

                (in thousands, except share and per share data)


Common Stock

   At December 31, 1999, the Company had 2,550,000 shares of common stock outstanding to founders and employees that were issued under restricted stock purchase agreements. Pursuant to the agreements, the Company has the right to repurchase the unvested common stock at its original purchase price in the event of voluntary or involuntary termination of employment of the stockholder for any reason. The repurchase rights expire generally through the year 2001. Shares subject to repurchase totaled approximately 1,653,000 and 1,069,000 as of December 31, 1998 and 1999, respectively.

1997 Stock Plan

   As of December 31, 1998 and 1999, the Company was authorized to issue up to 5,081,400 and 6,828,083 shares, respectively, of common stock in connection with its 1997 Stock Plan to directors, employees, and consultants. The plan provides for the issuance of stock purchase rights, incentive stock options, or nonstatutory stock options.

   Stock purchase rights are subject to a restricted stock purchase agreement whereby the Company has the right to repurchase the stock at the original issue price upon the voluntary or involuntary termination of the purchaser's employment with the Company. The repurchase rights will lapse at a rate determined by the stock plan administrator, but at a minimum rate of 25% per year.

   The exercise price for incentive stock options is at least 100% of the stock's fair market value on the date of grant for employees owning less than 10% of the voting power of all classes of stock, and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonstatutory stock options, the exercise price is also at least 110% of the fair market value on the date of grant for service providers owning more than 10% of the voting power of all classes of stock and no less than 85% of the fair market value on the date of grant for service providers owning less than 10% of the voting power of all classes of stock.

   Options generally expire in 10 years; however, they may be limited to 5 years if the optionee owns stock representing more than 10% of the Company. Vesting periods are determined by the stock plan administrator and generally provide for shares to vest over a 4-year period, with 25% of the award vesting after one year from the date of grant and then ratably vesting each month thereafter.

                               NETFLIX.COM, INC.

                (in thousands, except share and per share data)


   The Company uses the intrinsic-value method to account for its fixed option plans. Deferred stock-based compensation cost has been recognized for stock option plan grants to employees when the fair value of the underlying common stock on the grant date exceeds the exercise price for each stock option. Deferred stock-based compensation is amortized using the accelerated method set forth in FASB Interpretation No. 28. Had compensation cost for the Company's stock-based compensation plan been determined consistent with SFAS No. 123 for all of the Company's stock-based compensation plans, net loss and basic and diluted net loss per share would have been as follows:

                                            Period From
                                             August 29,
                                          1997 (Inception)    Years Ended
                                          to December 31,    December 31,
                                          ---------------- ------------------
                                                1997         1998      1999
                                          ---------------- --------  --------
     Net loss:
       As reported.......................      $ (359)     $(11,081) $(29,845)
       Pro forma.........................        (359)      (11,093)  (29,949)
     Basic and diluted net loss per
      share:
       As reported.......................         --         (12.27)    (5.60)
       Pro forma.........................         --         (12.28)    (5.62)

   The fair value of each option was estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield; volatility of -0-%; risk-free interest rate of -0-%, 4.95%, and 5.40% for the period from August 29, 1997 (inception) to December 31, 1997, and for the years ended 1998 and 1999, respectively; and expected life of 3.5 years for all periods.

   A summary of the status of the Company's options for the period from August 29, 1997 (inception) to December 31, 1997, and for the years ended December 31, 1998 and 1999, are as follows:

                                                        Options Outstanding
                                                     --------------------------
                                           Shares                  Weighted-
                                         Available   Number of      Average
                                         for Grant     Shares    Exercise Price
                                         ----------  ----------  --------------
Authorized (inception)..................  2,800,000         --       $  --
                                         ----------  ----------      ------
Balances as of December 31, 1997........  2,800,000         --          --
Authorized..............................  2,281,400         --
Granted................................. (4,492,483)  4,492,483       0.085
Exercised...............................        --      (30,250)      0.098
Canceled or repurchased.................    294,262    (294,262)      0.085
                                         ----------  ----------
Balances as of December 31, 1998........    883,179   4,167,971       0.084
Authorized..............................  1,746,683         --
Granted................................. (2,001,063)  2,001,063       1.213
Exercised...............................        --   (3,370,911)      0.090
Canceled or repurchased.................  1,204,284  (1,204,284)      0.450
                                         ----------  ----------
Balances as of December 31, 1999........  1,833,083   1,593,839       1.347
                                         ==========  ==========
Options exercisable as of December 31:
  1997..................................                    --          --
  1998..................................                292,958       0.060
  1999..................................                117,746       0.421

                               NETFLIX.COM, INC.

                (in thousands, except share and per share data)

   The weighted-average fair value of options granted in fiscal 1997, 1998, and 1999 was $-0-, $1.17, and $4.66, respectively.

   As of December 31, 1999, the range of exercise prices and weighted-average remaining contractual life of outstanding options were as follows:

                         Options outstanding        Options exercisable
                   ------------------------------- ---------------------
                              Weighted-
                               Average
                              Remaining  Weighted-             Weighted-
                             Contractual  Average   Number of   Average
       Exercise    Number of    Life     Exercise    Shares    Exercise
        prices      Options    (Years)     Price   Exercisable   Price
       --------    --------- ----------- --------- ----------- ---------
     $0.05--$0.11    222,964    8.32       $0.07      96,079     $0.07
      1.00           660,875    9.27        1.00         --        --
      1.50--1.75      53,500    9.40        1.61         --        --
      2.00--2.25     656,500    9.75        2.04      21,667      2.00
                   ---------                         -------
     $0.05--$2.25  1,593,839    9.36       $1.35     117,746     $0.42
                   =========                         =======

Deferred Compensation

   In connection with certain stock option grants made to employees and consultants during the years ended December 31, 1998 and 1999, the Company recognized deferred compensation totaling $5,862 and $6,872, which is being amortized over the four year vesting period of the related options. Amortization expense recognized during the years ended December 31, 1998 and 1999, totaled approximately $1,151 and $4,742, respectively.

7. Income Taxes

   Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax loss as a result of the following:

                                             Period from
                                           August 29, 1997   Years Ended
                                           (Inception) to    December 31,
                                            December 31,   -----------------
                                                1997        1998      1999
                                           --------------- -------  --------
     Expected tax benefit at U.S. federal
      statutory rate of 34%...............     $ (122)     $(3,768) $(10,147)
     Net operating loss for which no tax
      benefit was realized................        122        3,213     7,800
     Deferred stock compensation..........        --           327     1,496
     Other................................        --           228       851
                                               ------      -------  --------
       Total tax expense..................     $  --       $   --   $    --
                                               ======      =======  ========

                               NETFLIX.COM, INC.

                (in thousands, except share and per share data)


   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1998 and 1999, are presented below:

                                                                 1998    1999
                                                                ------- -------
     Deferred tax assets:
       Net operating loss carryforward......................... $ 4,181 $14,008
       Accruals and reserves...................................     398   1,590
       Other...................................................      1        1
                                                                ------- -------
         Gross deferred tax assets.............................   4,580  15,599
     Less valuation allowance..................................   4,580  15,599
                                                                ------- -------
         Net deferred tax assets............................... $   --  $   --
                                                                ======= =======

   Management has established a valuation allowance for the portion of deferred tax assets for which realization is uncertain. The total valuation allowance for the years ended December 31, 1998, and 1999 increased, $4,000 and $11,019, respectively.

   As of December 31, 1998 and 1999, the Company has net operating loss carryforwards for Federal and California income tax purposes of approximately $9,761 and $32,700, respectively. The net operating loss carryforward expires beginning in the year 2005.

   The Tax Reform Act of 1986 imposes restrictions on the utilization of net operating loss carryforwards and tax credit carryforwards in the event of an "ownership change" as defined by the Internal Revenue Code. The Company's ability to utilize its net operating loss carryforwards is subject to restriction pursuant to these provisions.

8. Subsequent Events


   In April 2000, the Company's Board of Directors adopted the 2000 Employee Stock Purchase Plan, which is subject to stockholder approval. A total of 550,000 shares of the Company's common stock have been reserved for issuance, and additional shares will be reserved on an annual basis beginning in January 2001. As of the date of this prospectus, no shares have been issued under the Company's 2000 Employee Stock Purchase Plan.

   On April 13, 2000, the Company sold 5,330,023 shares of Series E Preferred Stock to existing preferred stockholders for aggregate consideration of $49,996. In connection with the sale, the Company sold warrants to purchase 533,003 shares of Series E Preferred Stock at a price of $0.01 per warrant. The warrants have an exercise price of $14.07 per share. The rights, preferences, and privileges of the Series E Preferred Stock are as follows:

 . Dividends are not cumulative and payable only upon declaration by the Company's board of directors at a rate of $.759 per share per annum.

 . Holders of Series E Preferred Stock have a liquidation preference of $9.38 per share. After payment to holders of all series of preferred stock, each share of common and preferred stock is entitled to receive pro rata any remaining assets of the Company until such time as the holders of Series E Preferred Stock receive an aggregate amount totaling $28.14 per share. Thereafter, all remaining proceeds are to be allocated to the holders of common stock on a pro rata basis.

                               NETFLIX.COM, INC.

                (in thousands, except share and per share data)


 . Each share of Series E Mandatorily Redeemable Preferred Stock automatically converts into one share of common stock upon an initial offering of the Company's common stock with gross proceeds in excess of $20,000 or affirmative election of the holders of at least 75% of the outstanding shares. The Company has fully reserved shares of common stock for issuance upon the conversion of Series E Preferred Stock.

 . Holders of Series E Preferred Stock have the option to redeem their shares after June 12, 2004.

   Upon consummation of an initial public offering, the Company will record a charge to net loss attributable to common stockholders of approximately $29,000 for the beneficial conversion feature inherent in the Series E Preferred Stock. The beneficial conversion feature is equal to the difference between the price of the Series E Preferred Stock and the estimated fair value of the Company's common stock at the date the Series E Preferred Stock was issued. The beneficial conversion feature is similar to a dividend on preferred stock that increases net loss to arrive at net loss attributable to common stockholders.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Summary Financial Data...................................................   5
Risk Factors.............................................................   6
You Should Not Rely on Forward-Looking Statements Because They Are
 Inherently Uncertain....................................................  22
Use of Proceeds..........................................................  23
Dividend Policy..........................................................  23
Capitalization...........................................................  24
Dilution.................................................................  26
Selected Financial Data..................................................  27
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  28
Business.................................................................  37
Management...............................................................  47
Certain Relationships and Related Transactions...........................  58
Principal Stockholders...................................................  60
Description of Capital Stock.............................................  63
Shares Eligible for Future Sale..........................................  66
Additional Information...................................................  67
Underwriting.............................................................  68
Legal Matters............................................................  70
Experts..................................................................  70
Change in Independent Public Accountants.................................  71
Index to Financial Statements............................................ F-1

Until      , 2000 (25 days after the date of this prospectus), all dealers that buy, sell or trade in these securities, whether or not participating in this offering, may be required to deliver a prospectus. Dealers are also obligated to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------


                                 [NETFLIX LOGO]

            Shares

  Common Stock

  Deutsche Banc Alex. Brown

  SG Cowen

  U.S. Bancorp Piper Jaffray

  Prospectus

       , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by NetFlix in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

   SEC registration fee................................................... $
   NASD filing fee........................................................
   Nasdaq National Market listing fee.....................................
   Printing and engraving costs...........................................
   Legal fees and expenses................................................
   Accounting fees and expenses...........................................
   Blue Sky fees and expenses.............................................
   Transfer Agent and Registrar fees......................................
   Miscellaneous expenses.................................................
                                                                           ----
     Total................................................................ $
                                                                           ====

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article V of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

   Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

   The Registrant will enter into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

   The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in the Registration Statement.

Item 15. Recent Sales of Unregistered Securities

   During the past two and one-half years, the Registrant has issued unregistered securities to a limited number of persons as described below:

     (a) On September 1, 1997, Registrant issued an aggregate of 3,200,000 shares of common stock to two founding officers and directors of the Registrant in exchange for a business plan with a stated value of $160,000. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     (b) On October 17, 1997, Registrant issued and sold an aggregate of 3,990,000 shares of Series A Preferred Stock to five investors for $0.50 per share or an aggregate of $1,992,000. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     (c) On January 26, 1998, Registrant issued and sold an aggregate of 454,545 shares of Series A Preferred Stock to one investor for $0.55 per share or an aggregate of $250,000. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     (d) On June 12, 1998, Registrant issued and sold an aggregate of 5,684,024 shares of Series B Preferred Stock to a total of 19 investors for $1.08 per share, or an aggregate of $5,999,997. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to
  Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     (e) On October 1, 1998, Registrant issued and sold a warrant to purchase up to 92,592 shares of Series B Preferred Stock at an exercise price of $1.08 per share to Comdisco, Inc. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     (f) On February 17, 1999, Registrant issued and sold an aggregate of 4,650,269 shares of Series C Preferred Stock to a total of 28 investors for $3.27 per share, or an aggregate of $15,150,000. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     (g) On December 16, 1998, Registrant issued and sold a warrant to purchase up to 58,526 shares of Series C Preferred Stock at an exercise price of $2.31 per share to Comdisco, Inc. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to
  Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     (h) On February 26, 1999, Comdisco, Inc. exercised its Series C warrant for cash. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     (i) On June 22, 1999 and October 31, 1999, Registrant issued and sold an aggregate of 4,649,927 shares of Series D Preferred Stock to a total of ten investors for $6.52 per share, or an aggregate of $30,317,524. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     (j) On April 13 and April 17, 2000, Registrant issued and sold (i) an aggregate of 5,332,689 shares of Series E Non-Voting Preferred Stock at a price per share of $9.38, and (ii) warrants to purchase up to an aggregate of 533,033 shares of common stock each with an exercise price of $14.07 per share, at a price per warrant share of $0.01, to a total of 16 investors, or an aggregate of $50,025,952. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     (k) As of April 13, 2000, an aggregate of 4,121,624 shares of common stock had been issued upon exercise of options under the Registrant's amended and restated 1997 Stock Plan. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Rule 701 of the Securities Act.

   Except as indicated above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
 Number
  1.1    Form of Underwriting Agreement.*
  3.1 Restated Certificate of Incorporation of NetFlix.com to be in effect after the closing of the offering made under this Registration
         Statement.
  3.2 Restated Bylaws of the Registrant to be in effect after the closing of the offering made under this Registration Statement.
  4.1    Specimen Common Stock Certificate.*
  5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation.*
 10.1 Form of Indemnification Agreement between NetFlix.com and each of its directors and officers.
 10.2    2000 Employee Stock Purchase Plan and form of agreements thereunder.
 10.3 Amended and Restated 1997 Stock Plan and form of agreements thereunder.
 10.4    Amended and Restated Stockholders' Rights Agreement dated April 13,
         2000.
 10.5    Sublease dated January 4, 1999 by and between HI/FN, Inc. and
         NetFlix.com, Inc.
 10.6    Lease Agreement dated as of March 31, 2000 between Barrister Executive
         Suites, Inc. and NetFlix.com, Inc.
 10.7    Lease Agreement dated August 11, 1999 between Lincoln-Recp Old Oakland
         Opco, LLC and NetFlix.com, Inc.
 10.8    Offer Letter dated April 19, 1999, with W. Barry McCarthy, Jr., Chief
         Financial Officer of NetFlix.com, Inc.
 10.9 Founder's Restricted Stock Purchase Agreement between Reed Hastings and Kibble, Inc. (now NetFlix.com, Inc.), and amendment No. 1 thereto.
 10.10 Founder's Restricted Stock Purchase Agreement between Marc Randolph and Kibble, Inc. (now NetFlix.com, Inc.), and amendment No. 1 thereto.
 16.1 Letter from PricewaterhouseCoopers LLP regarding change in certifying accountant.
 23.1    Report on Schedule and Consent of Independent Accountants.
 23.2    Consent of Counsel (see Exhibit 5.1).
 24.1    Power of Attorney (see page II-5).
 27.1    Financial Data Schedules.

--------
* To be filed by amendment.

   (b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Of Los Gatos, State of California, on the 18th day of April, 2000.

                                          NETFLIX.COM, INC.

                                                    /s/ Reed Hastings
                                          By: _________________________________
                                                      Reed Hastings
                                                 Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Reed Hastings and
W. Barry McCarthy, Jr. each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her any and all capacities, to sign any and all amendments (including, without limitation, post-effective Amendments and any amendments or abbreviated registration statements increasing the amount of securities for which registration is being sought) to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

             Signature                              Title                        Date
             ---------                              -----                        ----

         /s/ Reed Hastings          President, Chief Executive Officer      April 18, 2000
 _________________________________   and Director (Principal Executive
           Reed Hastings             Officer)

     /s/ W. Barry McCarthy, Jr.     Chief Financial Officer (Principal      April 18, 2000
 _________________________________   Financial Officer and Principal
       W. Barry McCarthy, Jr.        Accounting Officer)

        /s/ Marc B. Randolph        Director                                April 18, 2000
 _________________________________
          Marc B. Randolph

           /s/ Tim Haley            Director                                April 18, 2000
 _________________________________
             Tim Haley

          /s/ Jay C. Hoag           Director                                April 18, 2000
 _________________________________
            Jay C. Hoag

          /s/ Samir Master          Director                                April 18, 2000
 _________________________________
            Samir Master

        /s/ Michael N. Schuh        Director                                April 18, 2000
 _________________________________
          Michael N. Schuh

                                  NetFlix.com

                 Schedule II--Valuation and Qualifying Accounts
                                 (in thousands)

                                Balance at
                                Beginning  Charged to               Balance at
                                  of the   Costs and                End of the
                                  Period    Expenses  Deductions(1)   Period
                                ---------- ---------- ------------- ----------
Period from August 29, 1997 to
 December 31, 1997.............    $--        $--         $--          $--
Year Ended December 31, 1998...    $--        $ 20        $--          $ 20
Year Ended December 31, 1999...    $ 20       $ 91        $ 26         $ 85

--------
(1)  Represents write-offs of uncollectible accounts receivable.

                                 EXHIBIT INDEX

 Exhibit
 Number
 -------
   1.1   Form of Underwriting Agreement.*

   3.1 Restated Certificate of Incorporation of NetFlix.com, Inc. to be in effect after the closing of the offering made under this Registration
         Statement.

   3.2 Restated Bylaws of NetFlix.com, Inc. to be in effect after the closing of the offering made under this Registration Statement.

   4.1   Specimen Common Stock Certificate.*

   5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation.*

  10.1 Form of Indemnification Agreement between NetFlix.com, Inc. and each of its directors and officers.

  10.2   2000 Employee Stock Purchase Plan and form of agreements thereunder.

  10.3 Amended and Restated 1997 Stock Plan and form of agreements thereunder.

  10.4   Amended and Restated Stockholders' Rights Agreement dated April 13,
         2000.

  10.5   Sublease dated January 4, 1999 by and between HI/FN, Inc. and
         NetFlix.com., Inc.

  10.6   Lease Agreement dated as of March 31, 2000 between Barrister Executive
         Suites, Inc. and NetFlix.com, Inc.
  10.7   Lease Agreement dated August 11, 1999 between Lincoln-Recp Old Oakland
         Opco, LLC and NetFlix.com, Inc.

  10.8   Offer Letter dated April 19, 1999, with W. Barry McCarthy, Jr., Chief
         Financial Officer of NetFlix.com, Inc.

  10.9 Founder's Restricted Stock Purchase Agreement between Reed Hastings and Kibble, Inc. (now NetFlix.com, Inc.), and amendment No.1 thereto.

  10.10 Founder's Restricted Stock Purchase Agreement between Marc Randolph and Kibble, Inc. (now NetFlix.com, Inc.), and amendment No. 1 thereto.

  16.1 Letter from PricewaterhouseCoopers LLP re: change in the certifying accountant.

  23.1   Report on Schedule and Consent of Independent Accountants.

  23.2   Consent of Counsel (see Exhibit 5.1).

  24.1   Power of Attorney (see page II-5).

  27.1   Financial Data Schedules.

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 * To be filed by amendment.